UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ___)

☒	Filed by the Registrant
☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TRIPADVISOR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 28, 2022

Dear Fellow Stockholder:

Much has changed since this time a year ago. The world of travel has made significant progress, brought on by the distribution of vaccines, boosters, the removal of government restrictions and, importantly, the desire to travel. With the macro-level progress, we at Tripadvisor continued our path to recovery in 2021, navigating near-term volatility while establishing foundations for longer-term opportunities. Throughout the year, we remained committed to our core strategy of providing unique guidance to our global traveler base and expanding the reach we provide to partners and suppliers. Our results reflected the balance of investment in our strategy, continued cost management, and progressive revenue recovery. Consolidated revenue in 2021 was $902 million, a significant improvement from the prior year, when the pandemic began. GAAP net loss in 2021 was $148 million and adjusted EBITDA was $100 million. Cash flow from operations was $108 million.

Tripadvisor holds a distinct position in the travel ecosystem, reaching hundreds of millions of travelers per month with a highly trusted and influential travel brand. We recently reached over a billion reviews and opinions—a remarkable milestone and a testament to our community of travelers and their contributions. This global community of travelers is the foundation of Tripadvisor’s value proposition, which extends to our global partners and suppliers, and is what makes our offering so unique and difficult to replicate.

As we begin 2022, we remain focused on our unique offering and the continued return of travel. In our Hotels, Media and Platform segment, we are improving the traveler experience, and helping our partners reach more customers. In our Experiences and Dining segment, we are investing in marketing channels, expanding our brand recognition, and improving the user experience for both travelers and operators. Across our Other offerings, we see opportunities to continue to recapture pandemic-impacted categories in rentals, cruises and airlines.

Our global talent base is a key element to our success and reach. With over 2,600 employees in locations around the globe, their dedication to Tripadvisor, to supporting a community of colleagues, and to travelers across the world, is irreplaceable. Without their hard work and commitment, we would not have built the trust and brand we have today. I am grateful for the opportunity to have led such an outstanding team for the past 22 years.

Finally, the support of our shareholders has been particularly important during these volatile times in the travel industry. We thank you for your support and continue to focus on opportunities to build long-term value.

You are cordially invited to attend the Annual Meeting of Stockholders of Tripadvisor, Inc. to be held on Tuesday, June 14, 2022, at 11:00 a.m. Eastern Time. This year the annual meeting will be completely virtual. You may attend the meeting, submit questions and vote your shares electronically during the meeting via the Internet by visiting www.virtualshareholdermeeting.com/TRIP2022. To enter the annual meeting electronically, you will need the control number that is printed in the box marked by the arrow on your proxy card. We recommend logging in at least fifteen minutes before the meeting to ensure that you are logged in when the meeting starts. Online check-in will start shortly before the meeting on June 14, 2022.

At the Annual Meeting, stockholders will be asked to vote on the matters described in the accompanying notice of annual meeting and proxy statement, as well as such other business that may properly come before the meeting and any adjournments or postponements thereof. Your vote is very important to us. Please review the instructions for each voting option described in the Notice and in this Proxy Statement. Your prompt cooperation will be greatly appreciated.

Sincerely,
STEPHEN KAUFER
President and Chief Executive Officer

400 1st Avenue

Needham, Massachusetts 02494

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 14, 2022

The Annual Meeting of Stockholders of Tripadvisor, Inc., a Delaware corporation, will be held on Tuesday, June 14, 2022, at 11:00 a.m. Eastern Time. This year the Annual Meeting will be held via the Internet and will be a completely virtual meeting. You may attend the Annual Meeting, submit questions and vote your shares electronically during the meeting via the Internet by visiting www.virtualshareholdermeeting.com/TRIP2022. To enter the Annual Meeting, you will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card. We recommend logging in at least fifteen minutes before the meeting to ensure that you are correctly logged in when the Annual Meeting begins. The online check-in will start shortly before the Annual Meeting on June 14, 2022. At the Annual Meeting, stockholders will be asked to consider the following:

1.To elect the ten directors named in this Proxy Statement, each to serve for a one-year term from the date of his election and until such director’s successor is elected or until such director’s earlier resignation or removal;

2.To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

3.To consider and act upon any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Only holders of record of outstanding shares of Tripadvisor capital stock at the close of business on April 18, 2022 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. We will furnish the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2021 over the Internet. Whether you plan to attend the Annual Meeting or not, we encourage you to access and read the accompanying Proxy Statement. We will send to our stockholders a Notice of Internet Availability of Proxy Materials on or about April 28, 2022, and provide access to our proxy materials over the Internet to our holders of record and beneficial owners of our capital stock as of the close of business on the record date. You may request paper copies by following the instructions on the Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

SETH J. KALVERT
Chief Legal Officer and Secretary

April 28, 2022

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to Be Held on June 14, 2022

This Proxy Statement and the 2021 Annual Report are available at:

http://ir.Tripadvisor.com/annual-proxy.cfm

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

ANNUAL MEETING MATTERS

This Proxy Statement is being furnished to holders of common stock and Class B common stock of Tripadvisor, Inc., a Delaware corporation, in connection with the solicitation of proxies by Tripadvisor’s Board of Directors (the “Board”) for use at its 2022 Annual Meeting of Stockholders or any adjournment or postponement thereof (the “Annual Meeting”). All references to “Tripadvisor,” the “Company,” “we,” “our” or “us” in this Proxy Statement are to Tripadvisor, Inc. and its subsidiaries. An Annual Report to Stockholders, containing financial statements for the year ended December 31, 2021, and this Proxy Statement are being made available to all stockholders entitled to vote at the Annual Meeting.

Tripadvisor’s principal executive offices are located at 400 1st Avenue, Needham, Massachusetts 02494. This Proxy Statement is being made available to Tripadvisor stockholders on or about April 28, 2022.

Date, Time and Place of Meeting

The Annual Meeting will be held on Tuesday, June 14, 2022, at 11:00 a.m. local time. This year the Annual Meeting will be held via the Internet and will be a completely virtual meeting. You may attend the meeting, submit questions and vote your shares electronically during the meeting via the Internet by visiting www.virtualshareholdermeeting.com/TRIP2022. To enter the annual meeting, you will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card. We recommend logging in at least fifteen minutes before the meeting to ensure that you are logged in when the meeting starts.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting web portal. Technical support will be available during this time and will remain available until the Annual Meeting has ended. No recording of the Annual Meeting is allowed, including audio or video recording.

Record Date and Voting Rights

The Board established the close of business on April 18, 2022, as the record date for determining the holders of Tripadvisor common stock entitled to notice of and to vote at the Annual Meeting. On the record date, 126,819,417 shares of common stock and 12,799,999 shares of Class B common stock were outstanding and entitled to vote at the Annual Meeting. Tripadvisor stockholders are entitled to one vote for each share of common stock and ten votes for each share of Class B common stock held as of the record date, voting together as a single voting group, on (i) the election of seven of the ten director nominees; and (ii) the ratification of the appointment of KPMG LLP as Tripadvisor’s independent registered public accounting firm for the year ending December 31, 2022. Tripadvisor stockholders are entitled to one vote for each share of common stock held as of the record date in the election of the three director nominees that the holders of Tripadvisor common stock are entitled to elect as a separate class pursuant to Tripadvisor’s restated certificate of incorporation. Stockholders have no right to cumulative voting as to any matter, including the election of directors.

On August 27, 2014, the entire beneficial ownership of our common stock and Class B common stock previously held by Liberty Interactive Corporation, which is currently known as Qurate Retail, Inc. (“Liberty”) was transferred to Liberty Tripadvisor Holdings, Inc. (“LTRIP”). Simultaneously, Liberty, LTRIP’s former parent company, distributed, by means of a dividend, to the holders of its Liberty Ventures common stock, Liberty’s entire equity interest in LTRIP. We refer to this transaction as the Liberty Spin-Off. As a result of the Liberty Spin-Off, effective August 27, 2014, LTRIP became a separate, publicly traded company and 100% of Liberty’s interest in Tripadvisor was held by LTRIP. Liberty also assigned to LTRIP its rights and obligations under the Governance Agreement between Tripadvisor and Liberty, dated December 20, 2011 (the “Governance Agreement”).

As of the record date, LTRIP beneficially owned 16,445,894 shares of our common stock and 12,799,999 shares of our Class B common stock, which shares constitute 13.0% of the outstanding shares of common stock and 100% of the outstanding shares of Class B Common Stock. Assuming the conversion of all of LTRIP’s shares of Class B common stock into common stock, as of the record date LTRIP would beneficially own 20.9% of the outstanding common stock. Because each share of Class B common stock is entitled to ten votes per share and each share of common stock is entitled to one vote per share, as of the record date LTRIP may be deemed to beneficially own equity securities representing 56.7% of our voting power. As a result, regardless of the vote of any other Tripadvisor stockholder, LTRIP has control over the vote relating to (i) the election of seven of the ten director nominees; and

(ii) the ratification of the appointment of KPMG LLP as Tripadvisor’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Quorum; Abstentions; Broker Non-Votes

Transaction of business at the Annual Meeting may occur if a quorum is present. If a quorum is not present, the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes. At any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.

With respect to (i) the election of seven of the ten director nominees; and (ii) the ratification of the appointment of KPMG LLP as Tripadvisor’s independent registered public accounting firm for the fiscal year ending December 31, 2022, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. Virtual attendance at the Annual Meeting also constitutes presence in person for purposes of quorum at the Annual Meeting. For the election of the three directors whom the holders of Tripadvisor common stock are entitled to elect as a separate class, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of shares of common stock constitutes a quorum.

If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters as well. Shares of Tripadvisor capital stock represented by a properly executed proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to the ratification of the appointment of our independent registered public accounting firm. Brokers do not have discretionary authority to vote on the election of our directors, so we encourage you to provide instructions to your broker regarding the voting of your shares.

Solicitation of Proxies

Tripadvisor will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Tripadvisor, without additional compensation, may solicit proxies from stockholders by telephone, by letter, by facsimile, in person or otherwise. Following the original mailing of the proxies and other soliciting materials, Tripadvisor will ask brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Tripadvisor capital stock and to request authority for the exercise of proxies. In such cases, Tripadvisor, upon the request of the brokers, trusts, banks and other stockholder nominees, will reimburse such holders for their reasonable expenses.

Voting of Proxies

The manner in which your shares may be voted depends on whether you are a:

•

Registered stockholder: Your shares are represented by certificates or book entries in your name on the records of Tripadvisor’s stock transfer agent and you have the right to vote those shares directly; or

•

Beneficial stockholder: You hold your shares in “street name” through a broker, trust, bank or other nominee and you have the right to direct your broker, trust, bank or other nominee on how to vote the shares in your account; however, you must request and receive a valid proxy from your broker, trust, bank or other nominee.

Whether you hold shares directly as a registered stockholder or beneficially as a beneficial stockholder, you may direct how your shares are voted without attending the Annual Meeting. For directions on how to vote, please refer to the instructions below and those on the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form provided. To vote using the Internet or by telephone, you will be required to enter the control number included on your Notice of Internet Availability of Proxy Materials or other voting instruction form provided by your broker, trust, bank or other nominee.

•

Using the Internet. Registered stockholders may vote using the Internet by going to www.proxyvote.com and following the instructions. Beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees.

•

By Telephone. Registered stockholders may vote, from within the United States, using any touch-tone telephone by calling 1-800-690-6903 and following the recorded instructions. Beneficial owners may vote, from within the United States, using any touch-tone telephone by calling the number specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees.

•

By Mail. Registered stockholders may submit proxies by mail by requesting printed proxy cards and marking, signing and dating the printed proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by marking, signing and dating the voting instruction forms provided by their brokers, trusts, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

All proxies properly submitted and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are provided, such proxies will be voted FOR proposals (1) and (2).

Tripadvisor is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains, or is submitted with, information from which the inspector of elections can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a control number, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

Voting in Person at the Annual Meeting

Virtual attendance at the Annual Meeting constitutes presence in person for purposes of each required vote. Votes in person will replace any previous votes you have made by mail or telephone or via the Internet. Attendance at the Annual Meeting without voting or revoking a previous proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

Holders of record may vote their shares electronically during the meeting via the Internet by visiting www.virtualshareholdermeeting.com/TRIP2022. To enter the annual meeting, holders will need the 16-digit control number that is printed in the box marked by the arrow on their proxy card. We recommend logging in at least fifteen minutes before the meeting to ensure that they are logged in when the meeting starts. Online check-in will start shortly before the meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote via the Internet, by telephone or by returning your marked, signed and dated proxy card so that your shares will be represented at the Annual Meeting.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before the taking of the vote at the Annual Meeting.

If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

If you are a registered stockholder, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked, or (ii) submitting a later-dated proxy relating to the same shares by mail or telephone or via the Internet prior to the vote at the Annual Meeting. Registered holders may send any written notice or request for a new proxy card to Tripadvisor, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, or follow the instructions provided on the Notice of Internet Availability of Proxy Materials and proxy card to submit a new proxy by telephone or via the Internet. Registered holders may also request a new proxy card by calling 1-800-579-1639. Your attendance at the annual meeting will not, by itself, revoke a prior vote or proxy from you.

Other Business

The Board does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this Proxy Statement and specified in the Notice of Annual Meeting of Stockholders. The Board has no knowledge of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the Annual Meeting, the persons designated in the proxy will vote on them according to their best judgment.

PROPOSAL 1:

ELECTION OF DIRECTORS

Overview

Our Board currently consists of ten members. Pursuant to the terms of Tripadvisor’s bylaws, each director serves for a one-year term from the date of his or her election and until such director’s successor is elected or until such director’s earlier resignation or removal. The Board recommends that each of the ten nominees listed below be elected to serve a one-year term and until such director’s successor shall have been duly elected and qualified or until such director’s earlier resignation or removal:

Gregory B. Maffei

Stephen Kaufer

Jay C. Hoag

Betsy L. Morgan

M. Greg O’Hara

Jeremy Philips

Albert E. Rosenthaler

Trynka Shineman Blake

Robert S. Wiesenthal

Jane Jie Sun

Tripadvisor’s restated certificate of incorporation provides that the holders of Tripadvisor common stock, acting as a single class, are entitled to elect a number of directors equal to 25% of the total number of directors, rounded up to the next whole number, which will be three directors as of the date of the Annual Meeting. The Board has designated Ms. Shineman and Messrs. Philips and Wiesenthal as nominees for the positions on the Board to be elected by the holders of Tripadvisor common stock voting as a separate class.

Pursuant to the Governance Agreement, LTRIP has the right to nominate up to a number of directors equal to 20% of the total number of the directors (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) for election to the Board and has certain other rights regarding committee participation, so long as certain stock ownership requirements applicable to LTRIP are satisfied. LTRIP has designated Messrs. Maffei and O’Hara as its nominees to the Board. Pursuant to a Governance Agreement entered into on November 6, 2019 with Trip.com Group Limited, formerly known as Ctrip.com International Ltd., Trip.com had a nomination right for one Board seat, subject to certain conditions, including Trip.com’s ownership of a minimum number of shares of Tripadvisor. Trip.com designated Jane Sun as its nominee to the Board. Trip.com subsequently sold shares of Tripadvisor and relinquished its right to the Board seat; however, as an indication of the commitment to the ongoing relationship between the companies, Ms. Sun has been nominated to serve on the Tripadvisor board.

Although management does not anticipate that any of the nominees named above will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute nominee designated by the Board.

Information Regarding Director Nominees

The information provided below about each nominee is as of the date of this Proxy Statement. The information presented includes the names of each of the nominees, along with his or her age, any positions held with the Company, term of office as a director, principal occupations or employment for the past five years or more, involvement in certain legal proceedings, if applicable, and the names of all other publicly-held companies for which he or she currently serves as a director or has served as a director during the past five years. The information also includes a description of the specific experience, qualifications, attributes and skills of each nominee that led our Board to conclude that he or she should serve as a director of the Company for the ensuing term.

The ten nominees to the Board possess the experience and qualifications that we believe will allow them to make substantial contributions to the Board. In selecting nominees to the Board, we seek to ensure that the Board collectively has a balance of diversity, experience and expertise, including chief executive officer experience, chief financial officer experience, international expertise, corporate governance experience and experience in other functional areas that are relevant to our business. Following, please find a more detailed discussion of the business experience and qualifications of each of the nominees to the Board.

Gregory B. Maffei Age: 61 Director Since: 2013 Committee Memberships: Compensation Executive

Mr. Maffei has served as a director as well as the President and Chief Executive Officer of Liberty Media Corporation (“LMC”) (including its predecessor) since May 2007, LTRIP since July 2013, Liberty Broadband Corporation (“LBC”) since June 2014 and GCI Liberty, Inc. since March 2018. He has served as Chairman of the board of directors of Qurate Retail, Inc. (“Qurate”) since March 2018 and as a director of Qurate (including its predecessor) since November 2005. He previously served as President and Chief Executive Officer of Qurate from February 2006 to March 2018 and CEO-Elect from November 2005 through February 2006. Prior to joining Qurate, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, Chairman, President and Chief Executive Officer of 360 networks Corporation and Chief Financial Officer of Microsoft Corporation. Mr. Maffei currently serves on the board of directors of the following public companies: Sirius XM Holdings Inc., Live Nation Entertainment, Inc., Charter Communications, Inc., and Zillow Group, Inc. Mr. Maffei is a member of the Council on Foreign Relations and the Board of Trustees of Dartmouth College. Mr. Maffei previously served on the board of directors of Starz, Electronic Arts, Inc., Barnes & Noble, Inc., Citrix Systems, Inc., DirecTV, Starbucks Corp., and Dorling Kindersley Limited. Mr. Maffei holds an M.B.A. from Harvard Business School, where he was a Baker Scholar, and an A.B. from Dartmouth College.

Board Membership Qualifications

Mr. Maffei brings to our Board significant financial and operational experience based on his senior policy-making positions at LMC, Qurate, LBC and LTRIP, his previous executive positions at Oracle, 360networks and Microsoft and his other public company board experience. He provides our board with an executive and leadership perspective on the operation and management of large public companies and risk management principles.

Stephen Kaufer Age: 59 Director Since: 2011 Committee Memberships: Executive

Mr. Kaufer co-founded Tripadvisor in February 2000 and has been the President and Chief Executive Officer of Tripadvisor since that date. Mr. Kaufer has been a director of Tripadvisor since the completion of the spin-off of Tripadvisor from Expedia, Inc. (“Expedia”) in December 2011 (the “Spin-Off”). Mr. Kaufer serves on the Board of Directors of CarGurus, Inc., a company traded on The Nasdaq Stock Market, LLC. Mr. Kaufer also serves as President and Chairman of the Board of Directors of Tripadvisor Charitable Foundation, a private charitable foundation. Mr. Kaufer also serves on the Board of Directors of the charity Neuroendocrine Tumor Research Foundation (formerly known as Caring for Carcinoid Foundation). Prior to co-founding Tripadvisor, Mr. Kaufer served as President of CDS, Inc., an independent software vendor specializing in programming and testing tools, and co-founded CenterLine Software and served as its Vice President of Engineering. Mr. Kaufer holds an A.B. in Computer Science from Harvard University.

Board Membership Qualifications

As co-founder of Tripadvisor and through his service as its Chief Executive Officer, Mr. Kaufer has extensive knowledge of our business and operations, and significant experience in the online advertising sector of the global travel industry. Mr. Kaufer also possesses strategic and governance skills gained through his executive and director roles with several other companies.

Jay C. Hoag Age: 63 Director Since: 2018 Committee Memberships: Compensation Section 16

Mr. Hoag co-founded Technology Crossover Ventures (TCV), a private equity and venture capital firm, in 1995 and continues to serve as a founding General Partner. In addition to the board of directors of the Company, Mr. Hoag currently serves on the boards of directors of the following public companies: Netflix, Inc., Peloton Interactive, Inc. and Zillow Group, Inc. Mr. Hoag also serves on the boards of directors of several private companies. Mr. Hoag previously served on a number of other boards of directors of public and private companies. Mr. Hoag is also on the Board of Trustees of Northwestern University and Vanderbilt University, and the Investment Advisory Board of the University of Michigan. Mr. Hoag holds an M.B.A. from the University of Michigan and a B.A. from Northwestern University.

Board Membership Qualifications

As a venture capital investor, Mr. Hoag brings strategic insights and extensive financial experience to the Company's Board. He has evaluated, invested in and served as a board and committee member of numerous companies, both public and private, and is familiar with a full range of corporate and board functions. His many years of experience helping companies shape and implement strategy would provide the Company's Board with unique perspectives on matters such as risk management, corporate governance, talent selection and leadership development.

Betsy L. Morgan Age: 53 Director Since: 2019 Committee Memberships: Compensation - Chair Section 16 - Chair

Ms. Morgan is currently the co-founder of Magnet Companies, a private equity-backed company focused on media and commerce, and an associate professor at Columbia Business School and Columbia College. From February 2016 to July 2018, Ms. Morgan served as an Executive in Residence of LionTree, an advisory and merchant bank firm specializing in technology and media. From January 2011 to July 2015, Ms. Morgan was the CEO of TheBlaze, an early multi-platform and direct-to-consumer news and entertainment company. Prior to TheBlaze, Ms. Morgan was the CEO of The Huffington Post. Ms. Morgan currently serves on the board of directors of the following privately-held companies: Trusted Media Brands, Chartbeat and TheSkimm. Ms. Morgan has an M.B.A from Harvard Business School and a B.A. in Political Science and Economics from Colby College, where she served as a member of the Board of Trustees for eight years. She is also a contributor to Riptide, an oral history of journalism and digital innovation created by Harvard’s Shorenstein Center on Media, Politics and Public Policy.

Board Membership Qualifications

Ms. Morgan has extensive experience leading digital media, subscription and original content businesses. This experience will benefit Tripadvisor and its stockholders as we continue to execute on our strategy. Her financial background, investment knowledge and Board experience also make her an excellent addition to the Board, able to provide valuable insight and advice.

M. Greg O’Hara Age: 56 Director Since: 2020 Committee Memberships: None

Mr. O'Hara founded Certares Management LLC in 2012 and serves as its Senior Managing Director, as the Head of its Investment Committee and as a member of its Management Committee. Mr. O’Hara serves as the Executive Chairman of American Express Global Business Travel, as the Vice Chairman of LTRIP board of directors, Chairperson of Hertz Global Holdings, Inc. and as a director of The Innocence Project, World Travel & Tourism Council and Certares Holdings LLC. Prior to forming Certares Management LLC, Mr. O’Hara served as Chief Investment Officer of JPMorgan Chase’s Special Investments Group and as a Managing Director of One Equity Partners, the private equity arm of JPMorgan. Mr. O’Hara also served as Executive Vice President and a director of Worldspan. Mr. O’Hara received his Master of Business Administration degree from Vanderbilt University.

Board Membership Qualifications

Mr. O’Hara’s extensive background in investment analysis and management and his particular expertise in the travel industry contribute to our Board’s evaluation of investment and financial opportunities and strategies and strengthen our board’s collective qualifications, skills and attributes.

Jeremy Philips Age: 49 Director Since: 2011 Committee Memberships: Audit

Mr. Philips has been a general partner of Spark Capital since May 2014. From January 2012 until May 2014, Mr. Philips invested in private technology companies. From June 2010 to January 2012, Mr. Philips served as the Chief Executive Officer of Photon Group Limited, a holding company listed on the Australian Securities Exchange. From July 2004 to March 2010, Mr. Philips held various roles of increasing responsibility with News Corporation, most recently as an Executive Vice President in the Office of the Chairman. Prior to joining News Corporation, he served in several roles, including co-founder and Vice-Chairman of ecorp, a publicly-traded Internet holding company, and as an analyst at McKinsey & Company. Mr. Philips is on the board of directors of Angi Inc. and several private Internet companies. He served on the board of directors of Affirm Holdings from 2015 to 2021. He is an adjunct professor at Columbia Business School and holds a B.A. and LL.B. from the University of New South Wales and an MPA from the Harvard Kennedy School of Government.

Board Membership Qualifications

Mr. Philips has significant strategic and operational experience acquired through his service as Chief Executive Officer and other executive-level positions. He also possesses a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions as well as an extensive background in the Internet industry.

Albert E. Rosenthaler Age: 62 Director Since: 2016 Committee Memberships: None

Mr. Rosenthaler has served as Chief Corporate Development Officer of LMC, Qurate, LTRIP, and Liberty Broadband Corporation since October 2016 and Liberty Media Acquisition Corporation since November 2020. He previously served as Chief Corporate Development Officer of GCI Liberty, Inc. from March 2018 to December 2020 and Liberty Expedia from October 2016 to July 2019. Mr. Rosenthaler has served as a director of LTRIP since August 2014, and a director of Tripadvisor, Inc. since February 2016. He is a graduate of Olivet College (B.A.) and University of Illinois (M.A.S.).

Board Membership Qualifications

Mr. Rosenthaler has significant executive and financial experience gained through his service as an executive officer of Qurate and LMC for many years and as a partner of a major national accounting firm for more than five years prior to joining Qurate and Liberty. Mr. Rosenthaler brings a unique perspective to our Board, focused in particular on the areas of tax management, mergers and acquisitions and financial structuring. Mr. Rosenthaler’s perspective and expertise assist the Board in developing strategies that take into consideration the application of tax laws and capital allocation.

Trynka Shineman Blake Age: 48 Director Since: 2019 Committee Memberships: Audit

Ms. Shineman serves on the board of directors of SEMRush, an online visibility and content marketing SaaS business that helps marketers do their job more effectively, and serves as chair of the Nominations and Governance Committee. She is also a member of the Board of Trustees of the Mass Technology Leadership Council. From March 2004 through February 2019, Ms. Shineman held positions of increasing responsibility with Cimpress N.V., and most recently was the Chief Executive Officer of its Vistaprint business. Ms. Shineman has an M.B.A from Columbia Business School and a B.A. in Psychology from Cornell University.

Board Membership Qualifications

Ms. Shineman has many years of experience with customer-focused businesses and with digital transformations. She has extensive experience helping companies develop a deep understanding of customer needs and shaping the organization around those needs. She will be able to provide the Board and management with important insight and counsel as Tripadvisor improves its platform to provide its users a better and more inspired travel planning experience.

Jane Jie Sun Age: 53 Director Since: 2020 Committee Memberships: None

Jane Jie Sun (孙洁) has served as the chief executive officer of Trip.com, as well as a member of the board of directors, since November 2016. Prior to that, she was a co-president since March 2015, chief operating officer since May 2012, and chief financial officer from 2005 to 2012. Ms. Sun is a member of the JPMorgan Asian Advisory Board, vice chair of the World Travel and Tourism Council, co-chair of the Development Advisory Board of University of Michigan and Shanghai Jiao Tong University Joint Institute, and a board member and Business Leaders Group Committee member of Business China established by Singapore’s Founding Prime Minister Mr. Lee Kuan Yew. Ms. Sun received her Bachelor’s degree in Science in Accounting from the business school of the University of Florida in August 1992 with high honors. She also obtained her LL.M. degree from Peking University Law School in July 2010. Ms. Sun has been a director MakeMyTrip Limited since August 2019 and a director of iQIYI, Inc. since June 2018.

Board Membership Qualifications

Ms. Sun has significant financial and business experience operating and managing online travel businesses as well as mergers and acquisitions and financial reporting. She provides our board with leadership perspective on the operation and management of large companies operating in the travel space. As a female CEO in China's high-tech industry, Ms. Sun has made it her mission to empower women to achieve balance and success in both their career and family lives and is a strong advocate for gender equality.

Robert S. Wiesenthal Age: 55 Director Since: 2011 Committee Memberships: Audit – Chair

Since July 2015, Mr. Wiesenthal has served as founder and Chief Executive Officer of Blade Urban Air Mobility, Inc., a technology enabled short-distance aviation company and the largest arranger of helicopter flights in and out of city centers in the U.S. From January 2013 to July 2015, Mr. Wiesenthal served as Chief Operating Officer of Warner Music Group Corp., a leading global music conglomerate. From 2000 to 2012, Mr. Wiesenthal served in various senior executive capacities with Sony Corporation, most recently as Executive Vice President and Chief Financial Officer of Sony Corporation of America. Prior to joining Sony, from 1988 to 2000, Mr. Wiesenthal served in various capacities with Credit Suisse First Boston, most recently as Managing Director, Head of Digital Media and Entertainment. Mr. Wiesenthal previously served on the board of directors of Starz. Mr. Wiesenthal has a B.A. from the University of Rochester.

Board Membership Qualifications

Mr. Wiesenthal possesses extensive strategic, operational and financial experience, gained through his wide range of service in executive-level positions with a strong focus on networked consumer electronics, entertainment, and digital media. He also has a high degree of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

All of our nominees also have extensive management experience in complex organizations. In addition to the information presented regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should be nominated as a director, each nominee has proven business acumen and an ability to exercise sound judgment, as well as a commitment to Tripadvisor and its Board as demonstrated by each nominee’s past service. The Board considered the Nasdaq requirement that Tripadvisor’s Audit Committee be composed of at least three independent directors, as well as specific Nasdaq and U.S. Securities and Exchange Commission (“SEC”) requirements regarding financial literacy and expertise.

Required Vote

Election of Mmes. Morgan and Sun and Messrs. Maffei, Hoag, Kaufer, O’Hara and Rosenthaler as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Tripadvisor common stock and Class B common stock, present in person or represented by proxy, voting together as a single class. Election of Ms. Shineman and Messrs. Philips and Wiesenthal as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Tripadvisor common stock, present in person or represented by proxy, voting together as a separate class.

We ask our stockholders to vote in favor of each of the director nominees. Valid proxies received pursuant to this solicitation will be voted in the manner specified. With respect to the election of directors, you may vote “FOR” or “WITHHOLD”. Where no specification is made, it is intended that the proxies received from stockholders will be voted FOR the election of the director nominees identified. Votes withheld and broker non-votes will have no effect because approval by a certain percentage of voting stock present or outstanding is not required.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

CORPORATE GOVERNANCE

Corporate Governance Highlights

We are a “controlled company” as defined under the Nasdaq Stock Market Listing Rules (the “Nasdaq Rules”). As such, we are exempt from certain requirements for public companies under the Nasdaq Rules; however, the Company’s Board of Directors endeavors to conduct itself and to manage the Company in a way that best serves all of the Company’s stockholders. We strive to maintain the highest governance standards in our business and our commitment to effective corporate governance is illustrated by the following practices:

•	Chairman of the Board separate from the CEO;
•	All three Audit Committee members are independent and “financial experts”;
•	Board review of enterprise risk management and related policies, processes and controls, with Board Committees exercising oversight for risk matters within their purview;

•	Oversee management’s development and execution of the Company’s strategy and plan, including the extent to which ESG risks and opportunities (both financial and social) are embedded in that strategy;

•	Direct access and regular communication between Board and members of senior management;
•	Actively seek members of historically underrepresented ethnic and racial groups for every open Board seat;

•	Stock ownership guidelines for directors and executive officers;
•	Clawback policy in our executive compensation program; and
•	Comprehensive insider trading policy that also prohibits hedging and pledging transactions of our stock by directors or employees.

In addition, please note the summary information below regarding our Board:

BOARD INDEPENDENCE

80%
Independent
Independent (8)
Non-Independent (2)

85% of S&P 500 directors are independent

GENDER DIVERSITY

30%
Female
Female (3)
Male (7)

28% of S&P 500 directors are female

BOARD TENURE

6.2
Avg years of tenure
< 3 years (2)
3-5 years (3)
> 5 years (5)

7.9 years is the average tenure of S&P 500 boards

DIRECTOR AGE

55.9
Avg director age
60-63 years (3)
50-59 years (5)
47-50 years (2)

63 years is the average age of S&P 500 directors

Board Diversity Matrix

The table below provides certain highlights of the composition of our Directors and Director Nominees as of April 28, 2022. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Size:
Total Number of Directors	10
Gender:	Male	Female	Non-Binary	Gender Undisclosed
Number of directors based on gender identity	7	3	-	-
Number of directors who identify in any of the categories below:
African American or Black	-	-	-	-
Alaskan Native or American Indian	-	-	-	-
Asian	-	1	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	7	2	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Demographic Background Undisclosed	0

Board of Directors

Director Qualifications, Skills and Experiences

The Board believes that a complementary mix of diverse qualifications, skills, attributes and experiences will best serve our Company and our stockholders. Our Board, like the Company, is committed to a policy of inclusiveness and diversity. As a result, our Board is comprised of a diverse group of individuals whose previous experience, financial and business acumen, personal ethics and dedication to our company benefit the Company and our stockholders. The specific experience and qualifications of each of our Board members are set forth above. Below is a summary of some of the attributes, skills and experience of our director nominees:

Director Diversity

In case of a Board vacancy or if the Board elects to increase its size, determinations regarding the eligibility of director candidates are made by the entire Board, which considers the candidate’s qualifications as to skills and experience in the context of the needs of the Board and our stockholders. When seeking new Board candidates, the Board is committed to including members of historically underrepresented groups (including individuals who identify as women, LGBTQ+ and members of historically underrepresented ethnic and racial groups) in the pool of candidates from which the Board nominees are chosen. Currently and as proposed, the Board of Directors consists of three women, including one woman who is a member of a historically underrepresented group.

Director Independence

Under the Nasdaq Rules the Board has a responsibility to make an affirmative determination that those members of the Board who serve as independent directors do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In connection with these independence determinations, the Board reviews information regarding transactions, relationships and arrangements relevant to independence, including those required by the Nasdaq Rules. This information is obtained from director responses to questionnaires circulated by management, as well as our records and publicly available information. Following this determination, management monitors those transactions, relationships and arrangements that were relevant to such determination, as well as solicits updated information potentially relevant to independence from internal personnel and directors, to determine whether there have been any developments that could potentially have an adverse impact on the Board’s prior independence determination.

Based on the information provided by each director concerning his or her background, employment and affiliations and upon review of this information, our Board previously determined that each of Mmes. Morgan, Shineman and Sun and Messrs. Hoag, Philips, O’Hara and Wiesenthal do not have a relationship that should interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the applicable rules and regulations of the SEC and Nasdaq. In making its independence determinations, the Board considered the applicable legal standards and any relevant transactions, relationships or arrangements. In addition to the satisfaction of the director independence requirements set forth in the Nasdaq Rules, members of the Audit Committee and Compensation Committees also satisfied separate independence requirements under the current standards imposed by the SEC and the Nasdaq Rules for audit committee members and by the SEC, Nasdaq Rules and the Internal Revenue Service for compensation committee members. At the first meeting of the Board following the Annual Meeting, the Board intends to conduct a review of director independence and to designate the members of the Board to serve on each of the committees and the Chair of each of the committees for the directors’ term.

Controlled Company Status

As of the record date, LTRIP beneficially owned 16,445,894 shares of our common stock and 12,799,999 shares of our Class B common stock, which shares constitute 13.0% of the outstanding shares of common stock and 100% of the outstanding shares of Class B common stock, respectively. Assuming the conversion of all of LTRIP’s shares of Class B common stock into common stock, LTRIP would beneficially own 20.9% of the outstanding common stock. Because each share of Class B common stock is entitled to ten votes per share and each share of common stock is entitled to one vote per share, LTRIP may be deemed to beneficially own equity securities representing 56.7% of our voting power. LTRIP has filed a Statement of Beneficial Ownership on Schedule 13D with respect to its Tripadvisor holdings and related voting arrangements with the SEC.

The Nasdaq Rules exempt “controlled companies,” or companies of which more than 50% of the voting power is held by an individual, a group or another company, such as Tripadvisor, from certain governance requirements under the Nasdaq Rules. On this basis, Tripadvisor is relying on the exemption for controlled companies from certain requirements under the Nasdaq Rules, including, among others, the requirement that the Compensation Committees be composed solely of independent directors and certain requirements relating to the nomination of directors.

Board Leadership Structure

Mr. Maffei serves as the Chairman of the Board, and Mr. Kaufer serves as President and Chief Executive Officer of Tripadvisor. The roles of Chief Executive Officer and Chairman of the Board are currently separated in recognition of the differences between the two roles. This leadership structure provides us with the benefit of Mr. Maffei’s oversight of Tripadvisor’s strategic goals and vision, coupled with the benefit of a full-time Chief Executive Officer dedicated to focusing on the day-to-day management and continued growth of Tripadvisor and its operating businesses. We believe that it is in the best interests of our stockholders for the Board to make a determination regarding the separation or combination of these roles each time it elects a new Chairman or Chief Executive Officer based on the relevant facts and circumstances applicable at such time.

Independent members of the Board chair our Audit Committee, Compensation Committee and Section 16 Committee.

Meeting Attendance

The Board met six times in 2021. During such period, each member of the Board attended at least 75% of the meetings of the Board and the Board committees on which they served, with the exception of Mr. Jay Hoag and Mr. Greg O’Hara. Although both Messrs. Hoag and O’Hara attended fewer than 75% of the meetings, both directors are highly familiar with the topics discussed at such meetings and expressed their views on such matters with Mr. Maffei, our Chairman of the Board, and/or Mr. Kaufer, our Chief Executive Officer and President. The independent directors meet in regularly scheduled sessions, typically before or after each Board meeting, without the presence of management. We do not have a lead independent director or any other formally appointed leader for these sessions. Directors are encouraged but not required to attend annual meetings of Tripadvisor stockholders. All of the incumbent directors who were directors at the time have historically attended the annual meetings of stockholders.

Committees of the Board of Directors

The Board has the following standing committees: the Audit Committee, the Compensation Committee, the Section 16 Committee and the Executive Committee. The Audit, Compensation and Section 16 Committees operate under written charters adopted by the Board. These charters are available in the “Corporate Governance” section of the Investor Relations page of Tripadvisor’s corporate website at ir.Tripadvisor.com. At each regularly scheduled Board meeting, the Chairperson of each committee provides the full Board with an update of all significant matters discussed, reviewed, considered and/or approved by the relevant committee since the last regularly scheduled Board meeting. The membership of our Audit, Compensation and Section 16 Committees ensures that directors with no direct ties to Company management are charged with oversight for all financial reporting and executive compensation related decisions made by Company management.

The following table sets forth the current members of the Board and the members of each committee of the Board. At the first meeting of the Board following the Annual Meeting, the Board intends to conduct a review of director independence and to designate the members of the Board to serve on each of the committees and the Chair of each of the committees for the directors’ term.

Name	Audit Committee	Compensation Committee	Section 16 Committee	Executive Committee
Greg Maffei	—	X	—	X
Trynka Shineman Blake	X	—	—	—
Jay C. Hoag	—	X	X	—
Stephen Kaufer	—	—	—	X
Betsy L. Morgan	—	Chair	Chair	—
Jeremy Philips	X	—	—	—
M. Greg O'Hara	—	—	—	—
Albert Rosenthaler	—	—	—	—
Jane Sun	—	—	—	—
Robert S. Wiesenthal	Chair	—	—	—

Audit Committee

The Audit Committee of the Board currently consists of three directors: Ms. Blake and Messrs. Philips and Wiesenthal. Mr. Wiesenthal is the Chairman of the Audit Committee. Each Audit Committee member satisfies the independence requirements under the current standards imposed by the rules of the SEC and Nasdaq. The Board has determined that each of Ms. Blake and Messrs. Philips and Wiesenthal is an “audit committee financial expert,” as such term is defined in the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee is appointed by the Board to assist the Board with a variety of matters discussed in detail in the Audit Committee charter, including reviewing and discussing with management standards and/or metrics as recommended by regulators and The Nasdaq Stock Market, including those related to ESG, and monitoring:

-the integrity of our accounting, financial reporting and public disclosures process;

-our relationship with our independent registered public accounting firm, including qualifications, performance and independence;

-the performance of our internal audit department;

-our compliance with legal and regulatory requirements and the Company’s compliance policies and programs; and

-the extent to which ESG issues will impact the Company’s financial performance and the Company’s ability to create long-term value.

The formal report of the Audit Committee with respect to the year ended December 31, 2021, is set forth in the section below titled “Audit Committee Report.” The Audit Committee met eight times in 2021.

Compensation Committee

The Compensation Committee currently consists of three directors: Messrs. Hoag and Maffei and Ms. Morgan, with Ms. Morgan serving as the Chairperson of the Compensation Committee. Each member of the Compensation Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). With the exception of Mr. Maffei, each member is an “independent director” as defined by the Nasdaq Rules. No member of the Compensation Committee is an employee of Tripadvisor.

The Compensation Committee is responsible for:

-designing and overseeing compensation with respect to our executive officers, including salary matters, bonus plans and stock compensation plans;

-administrating our stock plans, including approving grants of equity awards but excluding matters governed by Rule 16b-3 under the Exchange Act (which are handled by the Section 16 Committee described below);

-periodically reviewing and approving compensation of the members of our Board; and

-oversight over the Company’s strategy and policies, programs, initiatives and actions related to human capital management within the Company’s workforce, that include talent recruitment, development and retention, promoting diversity, inclusion, Company culture and employee engagement.

A description of our policies and practices for the consideration and determination of executive compensation is included in the section below titled “Compensation Discussion and Analysis.” The Compensation Committee met five times in 2021 and acted by written consent four times.

Section 16 Committee

The Section 16 Committee currently consists of two directors: Mr. Hoag and Ms. Morgan, with Ms. Morgan serving as the Chairperson of the Section 16 Committee. Each member is an “independent director” as defined by the Nasdaq Rules and satisfies the definition of “non-employee director” for purposes of Section 16 of the Exchange Act.

The Section 16 Committee is authorized to exercise all powers of the Board with respect to matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to Tripadvisor’s executive officers. The Section 16 Committee met five times in 2021 and acted by written consent four times.

In this Proxy Statement, we refer to the Compensation Committee and Section 16 Committee collectively as the “Compensation Committees.”

Executive Committee

The Executive Committee currently consists of two directors: Messrs. Kaufer and Maffei. The Executive Committee has the powers and authority of the Board, except for those matters that are specifically reserved to the Board under Delaware law or our organizational documents. The Executive Committee primarily serves as a means to address issues that may arise and require Board approval between regularly scheduled Board meetings. The following are some examples of matters that could be handled by the Executive Committee:

-oversight and implementation of matters approved by the Board (including any share repurchase program);

-administrative matters with respect to benefit plans, transfer agent matters, banking authority, formation of subsidiaries and other administrative items involving subsidiaries and determinations or findings under Tripadvisor’s financing arrangements;

-in the case of a natural disaster or other emergency as a result of which a quorum of the Board cannot readily be convened for action, directing the management of the business and affairs of Tripadvisor during such emergency or natural disaster;

-in connection with the maintenance of a robust governance structure, Board evaluations to identify any areas of risk and/or improvement; and

-general oversight over the Company’s environmental, social and governance program.

The Executive Committee met informally throughout 2021.

Risk Oversight

Assessing and managing the day-to-day risk of our business is the responsibility of Tripadvisor’s management. Our Board as a whole is responsible for oversight of our risk management efforts. Our Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board and its committees. The President and Chief Executive Officer; the Chief Financial Officer and the Chief Legal Officer attend Board meetings and discuss operational risks with the Board, including risks associated with the geographies in which we operate or are considering operating. Management also provides reports and presentations on strategic risks to the Board. Among other areas, the Board is involved, directly or through its committees, in overseeing risks related to our overall corporate strategy, business continuity, data privacy and cybersecurity and other technology risks, crisis preparedness and competitive and reputational risks.

The Board has delegated primary responsibility for oversight over certain risks to the Audit Committee and the Compensation Committees. The committees of the Board execute their oversight responsibility for risk management as follows:

•

The Audit Committee has primary responsibility for discussing with management Tripadvisor’s major financial risks and the steps management has taken to monitor and control such risks. In fulfilling its responsibilities, the Audit Committee receives regular reports from, among others, the Chief Financial Officer, the Chief Legal Officer, the Chief Accounting Officer and Vice President of Tax as well as from representatives of information security, internal audit, the Company’s compliance committee and the Company’s independent auditors. The Audit Committee makes regular reports to the Board. In addition, Tripadvisor has, under the supervision of the Audit Committee, established procedures available to all employees for the anonymous and confidential submission of complaints relating to any matter to encourage employees to report questionable activities directly to our senior management and the Audit Committee. The Audit Committee also has primary responsibility for oversight over Tripadvisor’s significant business risks, including operational, data privacy and cybersecurity risks.

•

The Compensation Committees consider and evaluate risks related to our cash and equity-based compensation programs, policies and practices and evaluate whether our compensation programs encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on Tripadvisor or our business. Consistent with SEC disclosure requirements, the Compensation Committees, working with management, have assessed the compensation policies and practices for our employees, including our executive officers, and have concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on Tripadvisor.

Ultimately, management is responsible for the day-to-day risk management process, including identification of key risks and implementation of policies and procedures to manage, mitigate and monitor risks. In fulfilling these duties, management conducts annually an enterprise and internal audit risk assessment and uses the results of these assessments in its risk management efforts. In addition, management has formed a Compliance Committee in connection with the implementation, management and oversight of a corporate compliance program to promote operational excellence throughout the entire organization in adherence with all legal and regulatory requirements and with the highest ethical standards.

Director Nominations

Given the ownership structure of Tripadvisor and our status as a “controlled company,” the Board does not have a nominating committee or other committee performing similar functions or any formal policy on director nominations. The Board does not have specific requirements for eligibility to serve as a director of Tripadvisor; however, the Board does consider, among other things, diversity when considering nominees to serve on our Board. We broadly construe diversity to mean diversity of opinions, perspectives, and personal and professional experiences and backgrounds, such as gender, race and ethnicity, as well as other differentiating characteristics. In evaluating candidates, regardless of how recommended, the Board considers a number of factors, including whether the professional and personal ethics and values of the candidate are consistent with those of Tripadvisor; whether the candidate’s experience and expertise would be beneficial to the Board in rendering service to Tripadvisor, including in providing a mix of Board members that represent diversity of backgrounds, perspectives and opinions; whether the candidate is willing and able to devote the necessary time and energy to the work of the Board; and whether the candidate is prepared and qualified to represent the best interests of Tripadvisor’s stockholders.

Pursuant to a Governance Agreement, LTRIP has the right to nominate a number of directors equal to 20% of the total number of the directors on the Board (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) for election to the Board so long as certain stock ownership requirements are satisfied. LTRIP has nominated Messrs. Maffei and O’Hara as nominees for 2022. The other nominees to the Board were recommended by the Chairman and then were considered and recommended by the entire Board.

The Board does not have a formal policy regarding the consideration of director candidates recommended by stockholders, as historically Tripadvisor has not received such recommendations. However, the Board would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to Tripadvisor, Inc., 400 1st Avenue, Needham, Massachusetts 02494, Attention: Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history and be accompanied by evidence of the sender’s stock ownership, as well as consent by the candidate to serve as a director if elected. Any director candidate recommendations will be reviewed by the Secretary and, if deemed appropriate, forwarded to the Chairman for further review. If the Chairman believes that the candidate fits the profile of a director nominee as described above, the recommendation will be shared with the entire Board.

Environmental, Social and Governance

We believe there’s good out there and when we travel we are reminded that the world is a friendly place, that people are generous, and that we share more in common with our fellow travelers than not. We strive to use our platform to not only help people around the world plan, book and experience their perfect trip but also to be an ally for social good, particularly on environmental, social and governance issues. At Tripadvisor, environmental, social and governance, or ESG, encompasses not only how we govern our business but also how we support our team (including through equity, diversity and inclusion), how we give back to our communities and how we minimize our environmental impacts.

People Practices

We believe a critical driver of our company’s success is our people. The Company's management oversees various initiatives for talent acquisition, retention and development and provides regular reports to the Board. We are committed to identifying and developing talent to help our employees accelerate their growth and achieve their career goals. Our overall talent acquisition and retention strategy is designed to attract and retain diverse and qualified employees who will help us achieve our performance goals and ensure the success of the Company.

We recruit the best people for the job without regard to gender, ethnicity or other protected characteristics. As part of our diversity recruiting strategy, a recruiting scorecard was instituted to keep us accountable for our recruiting goals. We support and develop our employees through global training and development programs that build and strengthen employees’ leadership and professional skills. Leadership development includes programs for new leaders as well as programs designed to support more experienced leaders. We also partner with external training organizations to help provide our employees with the knowledge and skills they need to succeed.

Our equity, diversity and inclusion (ED+I) initiatives support our goal of championing the diverse identities, abilities, experiences, and voices of our employees, travelers, candidates, business partners, and industry peers. We support inclusion in our workplace through offering learning experiences focused on increasing awareness, reducing bias and fostering a work culture of belonging. We also support a global network of active Employee Resource Groups (ERGs) which provide dedicated space for employees from underrepresented and historically excluded backgrounds to organize around shared experiences, identity and interests. Our ERGs create a sense of belonging through inclusive practices and programming that support personal, professional and organizational growth. From an accountability standpoint, we incorporated ED+I considerations into our year-end performance review process and created company-wide ED+I objectives and key results.

As a result of these efforts, Tripadvisor is consistently rated one of the best places to work and recently earned a 100% on the Human Rights Campaign Foundation’s Corporate Equality Index for LGBTQ equality for the fourth consecutive year. Tripadvisor is also proud to sponsor the History of Black Travel created by the Black Travel Alliance in partnership with Tourism Reset to uncover and amplify leisure developments in the African diaspora.

In January 2022, our CEO joined 100 CEOs globally signing Disability:IN’s CEO Letter on Disability Inclusion and pledged to take the Disability Equality Index. Disability:IN is a global organization driving diversity, inclusion and equality in business. In the letter, CEOs call on peers to follow their lead and evaluate their corporate inclusion progress by taking the Disability Equality Index, or DEI. DEI is the only global tool for analyzing and measuring disability progress across the enterprise, and gives companies a comprehensive assessment of their own disability inclusion and equality practices.

Corporate Responsibility

Our global corporate responsibility program, an extension of our purpose, is currently focused on supporting responsible business practices in our operations and strengthening our community impact through philanthropy and civic engagement. We believe in mobilizing our people, expertise, resources and community to tackle some of society’s most pressing humanitarian challenges. We recognize that by putting our purpose into action, we can have a positive impact on the communities we serve and help promote a world of understanding, empathy and care. For our users, we deliver innovative products and services to give them the confidence and freedom to create memorable experiences that will improve their own lives and the lives of those around them. For our employees, we emphasize a working environment where sustainability matters, and a company culture that embraces diverse talents and unique perspectives, where colleagues feel valued as both individuals and members of the team. For stockholders, we are focused on increasing the fundamental value of our company and driving long-term stockholder value. For communities where we live and work, we are dedicated to improving individual well-being and strengthening families and communities.

The Company established the Tripadvisor Foundation in 2009 to demonstrate its commitment to the communities in which we operate. The Foundation’s focus is on harnessing connection and information to inspire civic engagement as well as supporting resilience in areas affected by crisis and displacement. Through its signature commitment area of addressing the global displacement crisis, the Foundation has donated over $10 million to organizations supporting individuals and families fleeing crisis, primarily through its core NGO partners, International Rescue Committee, Mercy Corps and World Central Kitchen. This is inclusive of $4 million in 2021 to support thousands of Afghan newcomers and help rebuild resettlement efforts in the U.S. and globally. In early 2022, we partnered with World Central Kitchen again to establish multiple locations along the Ukraine border and within the country to feed thousands of individuals fleeing violence and seeking refuge. As of April 18, 2022, this initiative with World Central Kitchen had raised nearly $7 million, including $1 million in matching donations from the Tripadvisor Foundation. Since 2010, the Tripadvisor Foundation has invested more than $40 million in communities around the world.

Internally, our TripGives program aims to inspire and enable our employees to be active global citizens by supporting the causes they care about in communities around the world. Through our Give, Serve, Learn model we unite employees around pressing local and global issues and encourage them to lead community projects where they live and work. Starting in 2021, Tripadvisor committed to dedicate funding and resources for our ERGs to launch community impact projects with nonprofits that serve and support these groups.

The Company is committed to respecting human rights. As a global leader in the travel industry, we believe we have an opportunity to use our platform to effect positive change in people’s lives, including the advancement of human rights through our business activities. In this regard, in 2021, Tripadvisor adopted a Global Human Rights Policy setting forth our commitment to establishing and maintaining best practices in respecting fundamental human rights and the ability to contribute to positive human rights impacts. The Policy, and the commitments contained therein, formalize our long-standing commitment to uphold and respect human rights for all people. This Policy consolidates our existing commitments and brings increased clarity on processes and procedures to assess and mitigate human rights risks, to avoid directly infringing on human rights and to prevent or mitigate adverse human rights impacts that are or potentially may be linked to our business.

The COVID-19 global pandemic has had a devastating impact on the travel and tourism sector, with the World Travel and Tourism Council forecasting that more than 100 million jobs in the industry around the world at risk, representing a loss of over a third of all tourism-related jobs. In response to the COVID-19 pandemic, we launched multiple initiatives to support our hospitality partners including, but not limited to, a COVID-19 webinar series providing insights and content from industry experts, our Travel Safe initiative allowing hotel properties to share their safety measures in response to the pandemic as well as on our platforms providing travelers with up to date travel information on global destinations. This response also included Foundation donations to World Central Kitchen and Restaurant Workers’ Community Foundation and matching donations to support COVID-19 relief efforts, among many other efforts.

Environmental Impact

We recognize that climate change and adverse impacts on the natural world are among the most pressing challenges facing humanity today. Environmental sustainability and how we manage our environmental impacts has implications for the geographies and markets in which we operate, our employees, our business partners, our customers, our investors and other stakeholders. We believe that we all have a responsibility to preserve and protect our planet and communities for generations to come.

Internally, over the last few years, we have invested in energy reduction and waste management strategies across the globe. From an energy emission perspective, we have performed LED upgrades in our global headquarters in the U.S. as well as in our London office. We have also reviewed and matched the central HVAC operations of our spaces to our actual occupancy schedule to minimize the amount of wasted run time on the central plants. In our global headquarters we have installed a cold aisle containment system to reduce the energy consumption related to cooling our internal data center. From a waste management perspective, we have eliminated single use items like utensils, bowls, plates, etc. and replaced them with reusable options. We switched from a single serving style program to a bulk snacking and drinking program which has reduced the number of single serving wrappers and bottles going into the waste stream. In addition, we have installed an Anaerobic Digester in our global headquarters which has diverted over 40,000 pounds of food waste from the waste stream and landfills and generated over 4,000 gallons of clean water that was pumped into the sewer system. We are in the final stages of energizing a 460kW Fuel Cell that we estimate will generate approximately 60% of our electrical consumption and 25% of our electrical demand. We anticipate that the fuel cell will also generate enough heat to offset our base building boiler usage by approximately 80%.

In 2019, Tripadvisor, in partnership with Booking.com, Skyscanner, Trip.com Group, and Visa, founded Travalyst, a non-profit organization working to identify–and help bring about–the systemic changes needed in order for sustainable travel to be taken out of the niche and into the mainstream. We believe that tourism can, and must, play a key role in achieving a sustainable future for our world. We are committed to being a driving force that redefines what it means to travel, helping everyone explore our world in a way that protects both people and places, and secures a positive future for destinations and local communities for generations to come.

Communications with the Board

Stockholders who wish to communicate with the Board or a particular director may send such communication to Tripadvisor, Inc., 400 1st Avenue, Needham, Massachusetts 02494, Attention: Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or certain specified directors. The Secretary will then review such correspondence and forward it to the Board, or to the specified director(s), if deemed appropriate. Communications that are primarily commercial in nature, that are not relevant to stockholders or other interested constituents or that relate to improper or irrelevant topics will generally not be forwarded to the Board or to the specified director(s).

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the external accounting firm retained to audit the Company’s financial statements. The Audit Committee has retained KPMG LLP (“KPMG”) as Tripadvisor’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

KPMG has served as Tripadvisor’s independent registered public accounting firm continuously since the audit of the Company’s financial statements for the fiscal year ended December 31, 2014. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm. The members of the Audit Committee and the Board believe that the continued retention of KPMG to serve as the Company’s independent external auditor is in the best interest of the Company and its investors. A representative of KPMG is expected to be present at the Annual Meeting, and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

If the stockholders fail to vote to ratify the appointment of KPMG, the Audit Committee will reconsider whether to retain KPMG and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Tripadvisor and our stockholders.

Required Vote

We ask our stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2022. This proposal requires the affirmative vote of a majority of the voting power of our shares, present in person or represented by proxy, and entitled to vote thereon, voting together as a single class. With respect to the ratification of KPMG, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will be counted toward the tabulations of voting power present and entitled to vote on the ratification of the independent registered public accounting firm proposal and will have the same effect as votes against the proposal. Brokers have discretion to vote on the proposal for ratification of the independent registered public accounting firm.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS TRIPADVISOR’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

Fees Paid to Our Independent Registered Public Accounting Firm

KPMG was Tripadvisor’s independent registered public accounting firm for the fiscal years ended December 31, 2021 and 2020. The following table sets forth aggregate fees for professional services rendered by KPMG for the years ended December 31, 2021 and 2020.

	2021	2020
Audit Fees (1)	$3,994,465	$2,411,613
Tax Fees (2)	156,111	303,148
Other Fees (3)	2,730	2,730
Total Fees	$4,153,306	$2,717,491
(1)

Audit Fees include fees and expenses associated with the annual audit of our consolidated financial statements, statutory audits, review of our periodic reports, accounting consultations, review of SEC registration statements, report on the effectiveness of internal control, comfort letters, and consents and other services related to SEC matters. This category also includes non-recurring transaction-related services performed separate from the annual audit.

(2)	Tax Fees include fees and expenses for tax compliance, tax planning, and tax advice.
(3)	Other Fees include accounting research software.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee has responsibility for appointing, setting compensation of, retaining and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has adopted a policy governing the pre-approval of all audit and permitted non-audit services performed by Tripadvisor’s independent registered public accounting firm to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence from Tripadvisor and our management. Unless a type of service to be provided by our independent registered public accounting firm has received general pre-approval from the Audit Committee, it requires specific pre-approval by the Audit Committee. The payment for any proposed non-audit services in excess of pre-approved cost levels requires specific pre-approval by the Audit Committee.

Pursuant to its pre-approval policy, the Audit Committee may delegate its authority to pre-approve services to one or more of its members, and it has currently delegated this authority to its Chairman, subject to a limit of $250,000 per approval. The decisions of the Chairman (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to Company management.

All of the audit-related and all other services provided to us by KPMG in 2021 and 2020 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Company’s pre-approval policy.

The Audit Committee has considered the non-audit services provided by KPMG in 2021 and 2020, as described above, and believes that they are compatible with maintaining KPMG’s independence in the conduct of their auditing functions.

AUDIT COMMITTEE REPORT

Management has primary responsibility for our financial statements, reporting process and system of internal control over financial reporting. Tripadvisor’s independent registered public accounting firm is engaged to audit and express opinions on the conformity of our financial statements to generally accepted accounting principles, and the effectiveness of Tripadvisor’s internal control over financial reporting.

The Audit Committee serves as a representative of the Board and assists the Board in monitoring (i) the integrity of our accounting, financial reporting and public disclosures process, (ii) our relationship with our independent registered public accounting firm, including qualifications, performance and independence, (iii) the performance of our internal audit department; and (iv) our compliance with legal and regulatory requirements. In this context, the Audit Committee met seven times in 2021 and, among other things, took the following actions:

•	appointed KPMG as our auditors and discussed with the auditors the overall scope and plans for the independent audit and pre-approved all audit and non-audit services to be performed by KPMG;
•

reviewed and discussed with management and the auditors the audited consolidated financial statements for the year ended December 31, 2021, as well as our quarterly financial statements and interim financial information contained in each quarterly earnings announcement prior to public release;

•

discussed with the auditors the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and received all written disclosures and letters required by the applicable requirements of the PCAOB;

•

discussed with the auditors its independence from Tripadvisor and Tripadvisor’s management as well as considered whether the non-audit services provided by the auditors could impair its independence and concluded that such services would not;

•

reviewed and discussed with management and the auditors our compliance with the requirements of the Sarbanes-Oxley Act of 2002 with respect to internal control over financial reporting, together with management’s assessment of the effectiveness of our internal control over financial reporting and the auditors’ audit of internal control over financial reporting; and

•

regularly met with KPMG, with and without management present, to discuss the results of their examinations, including the integrity, adequacy and effectiveness of the accounting and financial reporting processes and controls.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021, and the Board approved such inclusion.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that Tripadvisor specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Members of the Audit Committee:

Robert S. Wiesenthal (Chairman)

Trynka Shineman Blake

Jeremy Philips

EXECUTIVE OFFICERS

Set forth below is certain background information, as of April 23, 2022, regarding Tripadvisor’s executive officers. There are no family relationships among directors or executive officers of Tripadvisor.

Name	Age	Position
Stephen Kaufer	59	Director, President and Chief Executive Officer
Ernst Teunissen	56	Chief Financial Officer and Chief Executive – Viator, The Fork, and Cruise Critic;
Seth J. Kalvert	52	Chief Legal Officer and Secretary
Kanika Soni	43	Chief Commercial Officer

Refer to “Proposal 1: Election of Directors” above for information about our President and Chief Executive Officer Stephen Kaufer. Note, that on November 8, 2021, Tripadvisor announced that President and CEO Stephen Kaufer will step down from his positions at Tripadvisor in 2022.

Ernst Teunissen has served as Chief Financial Officer of Tripadvisor since November 2015 and as Chief Executive – Viator, TheFork and Cruise Critic since March 2021. From October 2009 to October 2015, Mr. Teunissen served in various capacities with Cimpress, N.V. (formerly known as Vistaprint, N.V.), most recently as Executive Vice President and Chief Financial Officer. Before joining Cimpress, Mr. Teunissen was a founder and director of two corporate finance and management consulting firms: Manifold Partners from May 2007 through September 2009 and ThreeStone Ventures Limited from June 2003 through September 2009. Mr. Teunissen began his career in investment banking, holding executive positions in the investment banking divisions of Morgan Stanley and Deutsche Bank. Mr. Teunissen holds an M.B.A. from the University of Oregon and a B.B.A. from Nijenrode University, The Netherlands School of Business.

Seth J. Kalvert has served as Chief Legal Officer and Secretary of Tripadvisor since August 2011. Mr. Kalvert also serves as Secretary and a director of The Tripadvisor Foundation, a private charitable foundation. Prior to joining Tripadvisor, from March 2005 to August 2011, Mr. Kalvert held positions at Expedia, most recently as Vice President and Associate General Counsel. Prior to that, Mr. Kalvert worked at IAC/InterActiveCorp. Mr. Kalvert began his career as an associate at Debevoise & Plimpton, LLP, a New York law firm. Mr. Kalvert also serves on the board of directors of Citizen Schools. Mr. Kalvert holds a J.D. from Columbia Law School and an A.B. from Brown University.

Kanika Soni has served as Chief Commercial Officer of Tripadvisor LLC since January 2020 having previously served as President of Hotels from April 2019 through December 2019. From October 2016 through March 2019, Ms. Soni served as Senior Vice President and General Manager for Global eCommerce for The Walt Disney Company. Prior to Disney, Ms. Soni held leadership positions at Tesla Motors, Gilt Groupe and McKinsey & Company. Ms. Soni holds an M.B.A. from the University of Chicago Booth School of Business and B.A. from Delhi University.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary and 2021 Business Highlights

The Board has a Compensation Committee and a Section 16 Committee that together have primary responsibility for establishing the compensation of our named executive officers. We have a pay for performance philosophy that guides all aspects of our compensation decisions. For example:

•	annual incentive compensation is structured so that payouts are tied to the achievement of financial and strategic targets;
•

the interests of our NEOs are aligned with those of our stockholders through the granting of a substantial portion of compensation in equity awards with key performance metrics and with multi-year vesting requirements; and

•

by combining a three- to four-year vesting period for equity awards with policies prohibiting hedging or pledging of such securities, a substantial portion of our executive’s compensation package is tied to changes in our stock price, and therefore, is variable for a significant period of time.

In 2021, we continued to face significant challenges resulting from the COVID-19 pandemic, including the various variants, and restrictions on travel but we remained focused on long-term opportunities for Tripadvisor, launching new initiatives and enhancing our product sets. We successfully operated off of a lower cost base, giving us further confidence in the flexibility that our model affords. We exited the year well-positioned to capture our share of the returning travel market and to drive additional growth in emerging opportunities. More specifically, the Company was able to achieve the following:

•	Our results reflected the balance of investment in our strategy, continued cost management, and progressive revenue recovery;

•	Consolidated revenue in 2021 was $902 million, a significant improvement from the prior year when the pandemic began;

•	Net Loss was $148 million and Adjusted EBITDA* was $100 million; and

•	Cash flow from operations was $108 million.

*Adjusted EBITDA is a non-GAAP financial measure.  Refer to our 2021 Annual Report for a reconciliation of Adjusted EBITDA to Net Income, the most directly comparable financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles.

In sum, we successfully navigated another tough year in our company’s history. We believe there is significant pent up demand for travel and that we have positioned the Company to play an important role in the travel recovery.

Compensation Program Objectives

Our compensation program is designed to achieve the following objectives:

•

Attract, motivate and retain highly skilled employees with the business experience and acumen that management and the Compensation Committees believe are necessary for the achievement of our long-term business objectives;

•	Reward specific short-term and long-term financial and strategic objectives;

•	Align our executives’ financial interests with the long-term financial interests of our stockholders;

•	Ensure that the compensation opportunity provided to these employees remains competitive with the compensation paid to similarly situated employees at comparable companies; and

•	Ensure our program design does not encourage our executive officers to take unreasonable risks relating to our business.

To that end, management and the Compensation Committees believe the executive compensation packages provided by Tripadvisor to our named executive officers should include both cash and equity-based compensation.

The table below sets forth information regarding the primary elements of our executive compensation program in 2021, although the Compensation Committees retain discretion to adjust, as appropriate, in light of exigent circumstances:

Compensation Element		Compensation Objective		Performance Metric		Characteristics		Time Horizon
Base Salary	•	Attract and retain qualified executives	•	None	•	Market-competitive, fixed level of compensation	•	Annual
Annual Bonus	•	Attract and retain qualified executives	•	Relative Revenue	•	At target, annual incentive provides market-competitive total cash opportunity	•	Annual
	•	Motivate performance to achieve specific short-term financial and strategic objectives	•	TripPlus Subscriptions	•	At-risk compensation
	•	Align NEOs’ and stockholders’ interests
Equity Awards - Stock Options	•	Attract and retain qualified executives	•	N/A	•	Generally vest over a period of three to four years and serve as a retention glue	•	Three to Four years
	•	Align NEOs’ and stockholders’ interests			•	Performance-based component in that executives only realize value if the stock price appreciates
Equity Awards - Service-Based RSUs	•	Attract and retain qualified executives	•	N/A	•	Generally vest over three to four years and serve as a retention glue	•	Three to Four years

Roles and Responsibilities

Role of the Compensation and Section 16 Committees

The Compensation Committee is appointed by the Board and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Code. The Compensation Committee currently consists of Messrs. Maffei and Hoag and Ms. Morgan, with Ms. Morgan acting as Chairperson of the Compensation Committee. The Compensation Committee is responsible for (i) designing and overseeing our compensation with respect to our executive officers, including salary matters, bonus plans and stock compensation plans; and (ii) approving all grants of equity awards, but excluding matters governed by Rule 16b-3 under the Exchange Act (for which the Section 16 Committee has responsibility as described below). Notwithstanding the foregoing, the Compensation Committee has delegated to the Chief Executive Officer of the Company authority to grant certain types of equity awards, subject to certain limitations, to employees other than executive officers.

The Section 16 Committee is also appointed by the Board and consists entirely of directors who are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Section 16 Committee currently consists of Mr. Hoag and Ms. Morgan. The Section 16 Committee is responsible for administering and overseeing matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to our named executive officers. Ms. Morgan is also the Chairman of the Section 16 Committee.

Role of Executive Officers

Management participates in reviewing and refining our executive compensation program. Mr. Kaufer, our President and Chief Executive Officer, annually reviews the performance of Tripadvisor and each named executive officer other than himself with the Compensation Committees and makes recommendations with respect to the appropriate base salary, annual bonus and grants of equity awards for each named executive officer, other than in connection with compensation for himself. Based in part on these recommendations and the other factors discussed below, the Compensation Committees review and approve the annual compensation package of each named executive officer.

Role of Compensation Consultant

Pursuant to the Compensation Committee and Section 16 Committee Charter, the Compensation Committees may retain compensation consultants for the purpose of assisting the Compensation Committees in their evaluation of the compensation for our named executive officers. From 2013 and until July 2021, the Compensation Committees utilized the services of Compensia, Inc., a management consulting firm providing executive compensation advisory services to compensation committees and senior management. In July 2021, the Compensation Committees retained FW Cook, a premier provider of independent executive and non-employee director compensation consulting service to compensation committees and senior management. Compensia and FW Cook have provided objective, independent and expert advice to the Compensation Committees and senior management on matters related to executive pay and performance. More specifically, Compensia and FW Cook provided the following services to the Compensation Committees:

•	Assist in developing and annually evaluating a peer group of publicly-traded companies to help assess executive compensation, equity usage relative to peer companies and “new hire” compensation;

•

Compile and analyze competitive compensation market data and review all elements of Tripadvisor’s executive compensation to assist the Company in developing a competitive compensation framework for our named executive officers;

•

Review the value of equity compensation granted to our executives and advise on matters related to our long-term incentive compensation structure generally as well as any potential engagement or retention grants;

•	Provide advice on matters related to director compensation; and

•	Provide updates on executive compensation trends and regulatory developments.

While the Compensation Committees meet regularly with the compensation consultant, the Compensation Committees consider input from the compensation consultant as one factor in making decisions with respect to compensation matters, along with information and analysis they receive from management and their own judgment and experience.

Based on consideration of the factors set forth in the rules of the SEC and Nasdaq, the Compensation Committees have determined that their relationships with each of Compensia and FW Cook and the work performed by Compensia and FW Cook on behalf of the Compensation Committees have not raised any conflict of interest. In addition, in compliance with the Compensation Committee and Section 16 Committee Charter, the Compensation Committees approved the fees paid to each of Compensia and FW Cook for work performed in 2021. In 2021, the fees paid to Compensia and FW Cook were more than $175,000 but less than $300,000.

Role of Stockholders

Tripadvisor provides its stockholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers every three years. In evaluating our 2021 executive compensation program, the

Compensation Committees considered the result of the stockholder advisory vote on our executive compensation (the “say-on-pay vote”) held at our Annual Meeting of Stockholders on June 8, 2021, which was approved by approximately 97% of the votes cast.

Both in 2018 and 2021, our stockholders expressed strong support for our executive compensation program in the last say-on-pay vote, which included modifications by the Compensation Committee to our executive compensation program specifically to address concerns raised by our stockholders, the recommendations of major proxy advisory firms, the practices of companies in our peer group and the views of our compensation consultant. Specifically, adopted features and policies that we believe ensure promotion of stockholders’ interests and strong corporate governance, including, but not limited to, the following:

•	Greater portions of compensation that are incentive based, or “variable,” as described in more detail in this section;
•	Increased focus on structuring annual bonus and equity awards so that payouts are tied to the achievement of financial targets and strategic objectives;
•	Equity awards are subject to a “clawback” policy;
•	Robust executive stock ownership guidelines;
•

Amendment of our stock plan to prohibit acceleration of equity awards upon a “single trigger” and to provide for “double trigger” arrangements in our change in control provisions and severance arrangements;

•	A policy that prohibits hedging, or hedging against losses, of Tripadvisor securities; and
•	Provisions in our equity plans that prohibit repricing of stock options without stockholder approval.

We will continue to evaluate ways to ensure that our executive compensation programs compensate our NEOs for performance that furthers our business strategy and initiatives, competitive performance, sound corporate governance principles and stockholder value and return. We will continue to seek to align our NEOs’ incentive compensation opportunities to the achievement of short-term and long-term performance objectives that are directly aligned with the interest of our stockholders.

The Compensation Committees will continue to consider the outcome of the say-on-pay vote when making future compensation decisions for our named executive officers.

We have historically held a say-on-pay vote every three years and our next say-on-pay vote will occur at our 2024 Annual Meeting. At our 2018 Annual Meeting, stockholders considered and voted upon the frequency of future say-on-pay votes and voted in favor of a say-on-pay vote every three years. Although such vote is advisory and non-binding on Tripadvisor and our Board, the Board will take into account the outcome of this vote in making a determination on the frequency of future say-on-pay votes.

Compensation Program Elements

General

The primary elements of our executive compensation program are base salary, annual cash bonus and long-term incentive compensation in the form of equity awards. The program is designed to closely align executive compensation with performance by allocating a majority of target compensation to performance-based equity awards that directly link the value of executive compensation to our stock price performance and tying annual bonuses to performance.

Our pay-for-performance philosophy is reflected in the charts below showing the key design and structure aspects of our program. All elements of compensation are considered to be performance-based, variable or “at-risk”, with the exception of Base Salary.

(1)

CEO Total Compensation consists of (i) 2021 annualized Base Salary as approved by the Compensation Committees; (ii) 2021 Annual Bonus paid as reflected in the Summary Compensation Table; and (iii) the grant date fair value of Mr. Kaufer’s 2021 equity grants.

(2)

Other NEO Total Compensation reflects the average of the amounts paid to Messrs. Teunissen and Kalvert and Mmes. Nelson and Soni and consists of (i) 2021 Base Salary as approved by the Compensation Committees; (ii) 2021 Annual Bonus paid as reflected in the Summary Compensation Table; and (iii) the aggregate grant date fair value of the 2021 annual equity awards as disclosed herein.

One of the primary objectives of our compensation philosophy is to design pay opportunities that align with our performance and result in strong long-term value creation for our stockholders. The significant weighting of long-term incentive compensation ensures that our named executive officers’ primary focus is sustained long-term performance, while our short-term incentive compensation motivates consistent annual achievement.

Following recommendations from management or based on other considerations, the Compensation Committees may also adjust compensation for specific individuals at other times during the year when there are significant changes in responsibilities or under other circumstances that the Compensation Committees consider appropriate.

Base Salary

Base salary represents the fixed portion of a named executive officer’s compensation and is intended to provide compensation for expected day-to-day performance. A named executive officer’s base salary is initially determined upon hire or promotion based on a number of factors including, but not limited to, his or her responsibilities, prior experience, and salary levels of other executives within Tripadvisor. Providing a competitive base salary to our executives is essential to achieving our objectives of attracting and retaining talent. Base salary is typically reviewed annually, at which time management makes recommendations to the Compensation Committees based on consideration of a variety of factors including, but not limited to, the following:

•	the named executive officer’s total compensation relative to other executives in similarly situated positions;
•	his or her individual performance relative to previously established performance goals established;
•	competitive compensation market data, when available;
•	his or her responsibilities, prior experience and individual compensation history, including any non-standard compensation;

•	general economic conditions; and
•	the recommendations of the President and Chief Executive Officer (other than in connection with their own compensation).

After careful consideration of the factors discussed above with respect to each of the named executive officers, the Compensation Committees approved base salary changes for our named executive officers. The table below describes, for each NEO, the 2020 base salary, the base salary increase and the 2021 base salary.

Name	2020 (1)	Annual Salary (Increase / Decrease)	2021 (2)
Stephen Kaufer	$825,000	$25,000	$850,000
Ernst Teunissen	$510,000	$16,000	$526,000
Seth Kalvert	$480,000	$15,000	$495,000
Lindsay Nelson	$495,000	$15,000	$510,000
Kanika Soni	$495,000	$15,000	$510,000
(1)	Reflects base salary of the NEOs as of December 31, 2020.
(2)	Reflects base salary of the NEOs as of December 31, 2021.

Adjustments were made to the annual base salaries of the named executive officers, primarily in response to the scope of responsibilities and the analysis provided by our compensation consultants on competitive compensation market data for executive officers within our peer group in comparable positions.

Annual Bonus

Annual bonuses are awarded to recognize and reward each named executive officer based on achievement of the Company’s annual operating plan as well as achievement of any strategic goals or business goals set for such named executive officer and such named executive officer’s contributions to the Company’s performance. The amount payable each year is based on (i) with respect to 50%, the extent to which certain pre-established financial performance goals are achieved during the year, and (ii) with respect to the remaining 50%, the extent to which individual performance goals established for each named executive officer are achieved during the year. The annual bonus is “variable compensation” because the Company must achieve certain performance goals for the executive officers to receive an annual incentive bonus, with the amount of bonus based on the extent to which the goals are achieved. The annual bonus is designed to motivate our executive officers to improve Company performance. The annual bonus program aligns a portion of executive compensation with key business and financial targets and, as a result, provides a valuable link between compensation and creation of stockholder value.

Unless otherwise provided by the provisions of his or her employment agreement, the target annual bonus opportunities for our named executive officers are generally established by the Compensation Committees, based on competitive market data and recommendations by the President and Chief Executive Officer (other than in connection with his own compensation). In light of the continued impact of the COVID-19 pandemic on our business and after consideration of the views of our stockholders, the practices of other companies in our peer group and the recommendation of our compensation consultant, the Compensation Committees determined that annual incentive bonuses awarded to our named executive officers based on the achievement of pre-established performance goals would be subject primarily to the achievement of performance goals relating to a combination of (i) revenue growth relative to that of our travel-related direct peers and (ii) growth in the Company’s subscription business TripadvisorPlus. The Compensation Committee determined these performance metrics were appropriate for 2021 as the Company continued to focus on its recovery, expense management and long-term strategies.

In 2021, the Compensation Committee set the weighting at 50% for individual performance and 50% for performance metrics (with the weighting between these two performance metrics at 50% each); the threshold for payment at 50% of the targets and the maximum payout at 200% of target. The performance metrics (i) growth in Tripadvisor Plus subscriptions, and (ii) revenue growth relative to specific travel-related peers. No payment of the portion of the annual bonus related to the pre-determined performance metrics would occur unless the Company achieved at least 50% of the relative revenue target or 50% of the subscription target. The maximum payout of 200% of the target bonus requires achievement of 120% of the relative revenue growth target and 120% of the subscription target. The annual bonus was designed with such threshold, target and maximum payout goals in order to create more financial incentive for management to achieve a performance range of target or higher. The remaining 50% of each individual’s annual bonus target would be paid out based on the extent to which the executive achieved certain individual performance goals.

In February 2022, management recommended payouts for bonuses with respect to the 2021 calendar year for each of our named executive officers after taking into account a variety of factors including, but not limited to, the following:

•	Tripadvisor’s revenue results for the year relative to the revenue results of our direct travel-related peers;
•	Tripadvisor’s performance against the strategic initiatives described above and the extent of the executive officers’ contributions and efforts with respect to such initiatives;
•	the named executive officer’s individual performance; and
•	the recommendations of the President and Chief Executive Officer (other than in connection with his own compensation).

The table below describes, for each named executive officer, the target bonus for 2021, the actual bonus paid and percentage of bonus paid relative to annual bonus target for each named executive officer.

Name	Target Bonus as % of Base Salary	Target Bonus	Bonus Award	Percentage of Award to Target
Stephen Kaufer	100%	$850,000	$410,125	48%
Ernst Teunissen	80%	$420,800	$429,216	102%
Seth Kalvert	80%	$396,000	$364,320	92%
Lindsay Nelson	90%	$459,000	$192,780	42%
Kanika Soni	90%	$459,000	$376,380	82%

Equity Awards

The Compensation Committees use equity awards to align executive compensation with our long-term performance. Equity awards link compensation to financial performance because their value depends on increases in Tripadvisor’s share price and/or stockholder return. Equity awards are also an important retention tool because they generally vest over a multi-year period, subject to continued service by the award recipient. Equity awards are typically granted to our named executive officers upon hire or promotion and annually thereafter. Management generally recommends annual equity awards in the first quarter of each year when the Compensation Committees meet to make determinations regarding annual bonuses for the last completed fiscal year and to set target compensation levels for the current fiscal year. The practice of the Compensation Committees is to generally grant equity awards to our named executive officers only in open trading windows.

Under the Company’s stock plans, the Compensation Committees may grant a variety of long-term incentive vehicles. The following is a general description of the vehicles we used in 2021:

Service-Based Restricted Stock Units, or RSUs. RSUs are a promise to issue shares of our common stock in the future provided that the named executive officer remains employed with us through the award’s vesting period. RSUs provide the opportunity for capital accumulation and long-term incentive value and are intended to assist in satisfying our retention objectives. As a result, RSUs typically vest over a four-year requisite service period.

Stock Options. Stock options have an exercise price equal to the market price of Tripadvisor common stock on the date of grant, and, therefore, provide value to our named executive officers only if our stock price increases. We believe stock options incentivize our named executive officers to sustain increases in stockholder value over extended periods of time. Stock options are also intended to serve as a retention tool so also typically vest over a four-year requisite service period.

In prior years, the Company has granted market-based RSUs, or MSUs and, certain of our named executive officers continue to hold MSUs. The Compensation Committees review various factors considered by management when they establish Tripadvisor’s equity award grant pool including, but not limited to, the following:

•	Tripadvisor’s business and financial performance, including year-over-year performance;
•	dilution rates, taking into account projected headcount growth and employee turnover;
•	equity compensation utilization by peer companies;
•	general economic conditions; and
•	competitive compensation market data regarding award values.

For specific awards to our NEOs, management makes recommendations to the Section 16 Committee based on a variety of factors including, but not limited to, the following:

•	Tripadvisor’s business and financial performance, including year-over-year performance;
•	individual performance and future potential of the executive;
•	the overall size of the equity award pool;
•	award value relative to other Tripadvisor employees;
•	the value of previous awards and amount of outstanding unvested equity awards;
•	competitive compensation market data, to the degree that the available data is comparable; and
•	the recommendations of the President and Chief Executive Officer (other than in connection with his own compensation).

After review and consideration of the recommendations of management and the President and Chief Executive Officer (other than with respect to awards for himself), the Section 16 Committee decides whether to grant equity awards to our NEOs. After consideration of the factors discussed above, in February 2021 the Section 16 Committee granted the equity awards described below to our NEOs other than Mr. Kaufer in connection with our annual equity awards program.

Name	Grant Date Fair Value	Number of Stock Options	Number of RSUs
Stephen Kaufer	$602,979	—	13,094
Ernst Teunissen	$2,999,962	72,768	32,573
Seth Kalvert	$1,999,960	48,512	21,715
Lindsay Nelson	$2,399,964	58,215	26,058
Kanika Soni	$1,799,924	43,660	19,543

The stock options were granted with an exercise price equal to the closing market price of our common stock on the date of grant. With the exception of the equity award to Mr. Kaufer, the RSUs and stock options were granted subject to the following vesting schedule: (i) the RSUs vest over four years, with 25% of such awards vesting on February 15, 2022 and 6.25% of the remaining award vesting in equal quarterly installments commencing thereafter and for the remaining three years, (ii) 50% of the options vest over four years, with 25% of such awards vesting on February 15, 2022 and 6.25% of the remaining award vesting in equal quarterly installments commencing thereafter, and (iii) the remaining options cliff vest in full on February 15, 2024. The RSUs awarded to Mr. Kaufer cliff vest in fully on February 15, 2023.

While we typically make annual equity grants for long-term incentive to our named executive officers in February of each year, since Mr. Kaufer received a significant equity grant for long-term incentive compensation in November 2017, he did not receive an annual equity grant in 2018, 2019 or 2020 and a relatively modest grant in 2021. As a result, effective December 31, 2021, the Compensation Committees granted to Mr. Kaufer an equity award consisting of time-vested restricted stock units and time-vested non-qualified stock options with a grant date value equal to $5,800,000 in the aggregate based on the closing price of Tripadvisor’s common stock on Nasdaq on the grant date. The grant value was significantly smaller than prior long-term incentive award to Mr. Kaufer in recognition of his pending retirement some time in 2022. Specifically, Mr. Kaufer received 106,382 restricted stock units of which 25% are scheduled to vest on August 1, 2022 and the balance is scheduled to vest in quarterly installments over three years thereafter; stock options to purchase 115,200 shares of common stock which are scheduled to vest on the same schedule provided above and stock options to purchase 110,026 shares of common stock which are scheduled to cliff vest in full on August 1, 2024.

Employee Benefits

In addition to the primary elements of compensation described above, our named executive officers also participate in employee benefits programs available to our employees generally, including the Tripadvisor Retirement Savings Plan, a tax-qualified 401(k) plan. Under this plan, Tripadvisor matches 50% of each dollar contributed by a participant, up to the first 6% of eligible compensation, subject to tax limits. As part of cost-cutting measures in response to the COVID-19 pandemic, the Company halted its 401(k) match for three months in 2020; however, this match was reinstated in September 2020.

In addition, we provide other benefits to our named executive officers on the same basis as all of our domestic employees generally. These benefits include group health (medical, dental, and vision) insurance, group disability insurance, and group life insurance. Tripadvisor also sponsors a Global Personal Travel Reimbursement program generally available to all employees, including our named executive officers, which provides for reimbursement of up to $750 per year for qualifying leisure travel. In addition, Tripadvisor sponsors a “wellness benefit” generally available to all employees, including our named executive officers, that provides for reimbursement of up to $600 per year for qualifying health-related expenses.

In situations where a named executive officer is required to relocate, Tripadvisor provides relocation benefits, including reimbursement of moving expenses, temporary housing and other relocation expenses as well as a tax gross-up payment on the relocation benefits. Ms. Nelson received certain relocation support in 2019 in connection with her relocation from New York to our corporate headquarters in Needham, Massachusetts. In 2019, Ms. Soni relocated from California to our corporate headquarters in Needham, Massachusetts and received certain relocation support in 2019. These Company benefits are described further in the Summary Compensation Table and neither Ms. Nelson nor Ms. Soni continue to receive such relocation benefits.

Compensation-Related Policies

Executive Compensation Recovery, or “Clawback,” Provisions

Tripadvisor has an executive compensation recovery, or clawback, provision in our form of award agreements providing for recoupment of equity compensation. Each of Tripadvisor’s equity award documents provide that, under certain circumstances, the employee agrees that certain equity securities issued to such employee (whether or not vested) may be forfeited and cancelled in their entirety upon such termination of employment. In such event, Tripadvisor may cause the employee to either (i) return the equity securities or shares of common stock issued upon exercise or vesting of such securities, or (ii) pay to Tripadvisor an amount equal to the aggregate amount, if any, that the employee had previously realized in respect of any and all shares of common stock acquired upon exercise or vesting of such equity awards.

We intend to adopt a general clawback policy covering our annual and long-term incentive award plans and arrangements or amend our existing documents once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Act.

Insider Trading and Hedging Policy

Tripadvisor has adopted an Insider Trading Policy covering our directors, officers, employees and consultants that is designed to ensure compliance with relevant SEC regulations, including insider trading rules. Tripadvisor’s Insider Trading Policy also prohibits directors, officers, employees and consultants from engaging in various types of transactions in which they may profit from short-term speculative swings in the value of Tripadvisor securities. These transactions include “short sales” (or selling borrowed securities which the sellers hopes can be purchased at a lower price in the future), “put” and “call” options (or publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost collars and forward sale contracts. The policy also prohibits the pledge or use of company securities as collateral in a margin account or collateral for a loan.

Stock Ownership Guidelines

In October 2015, the Board adopted guidelines which require that our named executive officers and members of our Board own shares of our common stock to further align their interests with those of our stockholders. These guidelines were reviewed in January 2019, after which revised guidelines were approved. These guidelines require that our named executive officers and directors must directly hold securities having market or intrinsic value which is equal to or greater than a specified multiple of his or her base salary or cash retainer, as set forth below:

•	For our President and Chief Executive Officer, six times his annual base salary;
•	For all other named executive officers, three times his or her annual base salary; and
•	For each non-employee director, three times his or her annual cash retainer.

For purpose of these calculations, historically 100% of shares of common stock and 50% of vested “in-the-money” stock options are counted; however, in April 2022, the Board amended the stock ownership guidelines to provide that only 100% of the value of shares of common stock held could be counted and that no value would be attributed to vested “in-the-money” stock options. Individuals subject to these guidelines are required to achieve the relevant ownership threshold on or before the later of January 30, 2024, or five years after commencing service as a named executive officer or director.

These stock ownership guidelines were established after consideration of the Compensation Committees’ review of market practices of other companies in the Company’s peer group with respect to stock ownership guidelines and in an effort to enhance risk mitigation and to more closely align the interests of the Company’s executive officers and Board members with those of the Company’s stockholders.

Code of Business Conduct and Ethics

In February 2021, our Board adopted an amended and restated Code of Business Conduct and Ethics applicable to all of our directors, officers, employees, consultants and independent contractors. A copy of the Code of Business Conduct and Ethics is posted on our website at http://ir.Tripadvisor.com/corporate-governance.

Role of Competitive Compensation Market Data

Management considers multiple data sources when reviewing compensation information to ensure that the data reflects compensation practices of relevant companies in terms of size, industry and geographic location. Among other factors, management considers the following information in connection with its recommendations to the Compensation Committees regarding compensation for our named executive officers:

•	Data from salary and equity compensation surveys that include companies of a similar size, based on market capitalization, revenues and other factors; and
•

Data regarding compensation for certain executive officer positions from recent proxy statements and other SEC filings of peer companies, which include: (i) direct industry competitors, and (ii) non-industry companies with which Tripadvisor commonly competes for talent (including both regional and national competitors).

The Compensation Committees annually retain our compensation consultant to regularly review the compensation peer group and to recommend possible changes. Our business model is specialized in that we use our innovative technology systems and software to attract users and then facilitate transactions between our business partners and those users. Accordingly, our compensation consultant identified comparable companies focusing on publicly-traded companies in the business to consumer (“B2C”) and software industries as well as revenue and market capitalization.

Following the COVID-19 pandemic, our compensation consultants reviewed the peer group again noting that not all of the Company’s peers were as impacted by the pandemic as the Company and other peers. On February 2, 2021, based on input from Compensia, the Compensation Committees approved the peer group for purposes of reviewing and considering our executive officers’ 2021 base salaries, 2021 annual bonus targets, and 2021 annual equity awards. The newly-approved peer group differed from the prior peer group in that we eliminated four companies (Ansys, Citrix, Match Group, and Twitter) and added four companies (Box, Hubspot, Redfin, and Sabre) in order to more closely position Tripadvisor near the 50th percentile of its peer group in terms of pre-COVID revenue and market capitalization. We subsequently deleted Grubhub after it was taken private in June 2021 and the removal had no tangible impact on the peer group. At the time the peer group was approved, Tripadvisor’s revenue, EBITDA and market cap were low relative to the peer group. In February 2021 when the peer group was approved and again in October 2021, when our peer group was re-evaluated, the Compensation Committees determined that the peer group was appropriate, noting that they believed that the current revenue and profitability measures understated the Company’s ongoing size, complexity and scope of operations.

The following is a list of the companies that constituted our peer group in 2021:

Company Name	Revenue (trailing 12 months) (1)	Market Cap (as of August 31, 2021)
Akamai Technologies	$3,335	$18,440
ANGI	$1,557	$5,365
Booking Holdings	$7,179	$94,424
Box	$812	$3,936
CarGurus	$688	$3,566
Cimpress plc	$2,593	$2,380
Etsy	$2,148	$27,373
Expedia Group	$5,781	$21,793
Groupon	$1,177	$731
HubSpot	$1,073	$32,174
IAC/InterActiveCorp	$3,378	$11,783
Redfin	$1,221	$5,096
Sabre	$1,339	$3,623
Stitch Fix	$2,101	$4,490
Yelp	$943	$2,833
Zillow Group	$3,974	$24,272
Zynga	$2,520	$9,663
Tripadvisor Inc.	$625	$4,809
(1) Represents revenue in the twelve months commencing the third quarter of 2020 and through the second quarter of 2021.

When available, management and the Compensation Committees consider competitive market compensation paid by peer group companies but do not attempt to maintain a certain target percentile within the compensation peer group or otherwise rely solely on such data when making recommendations to the Compensation Committees regarding compensation for our named executive officers. Management and the Compensation Committees strive to incorporate flexibility into our executive compensation program and the assessment process to respond to and adjust for the evolving business environment and the value delivered by our named executive officers.

Post-Employment Compensation

The Company has entered into employment arrangements with each of Messrs. Kaufer, Kalvert and Teunissen and Mss. Nelson and Soni. Pursuant to these agreements, each of our named executive officers is eligible to receive certain severance payments and benefits in the event of a qualifying termination of employment. The material terms of these employment agreements are described below under the heading “Potential Payments Upon Termination or Change in Control.” Ms. Nelson resigned from the Company, effective February 28, 2022. For further information regarding the severance payments and benefits received in connection with her resignation, please see “Potential Payments Upon Termination or Change in Control” below.

We believe that a strong, experienced management team is essential and in the best interests of the Company and our stockholders. In addition, we recognize that the possibility of a change in control could arise and that such an event could result in the departure of our senior leaders to the detriment of the Company and our stockholders. As a result, in 2017 we adopted a severance plan applicable to certain senior leaders (the “Severance Plan”). The Severance Plan formalizes and standardizes our severance practices for certain of our senior leaders. Adoption of the Severance Plan was approved by the Compensation Committees. The Severance Plan applies to all named executive officers, including Mr. Kaufer, as well as certain other senior leaders. While the benefits are generally consistent with the severance benefits provided for in individual employment agreements, there are some differences. Under the terms of the Severance Plan, in the event of any conflict or inconsistency between the terms of any employment agreement and the Severance Plan, the terms more beneficial to the executive shall prevail. For a description and quantification of change in control payments and benefits for our named executive officers, please see the section below entitled “Potential Payments Upon Termination or Change in Control.”

The 2018 Stock and Annual Incentive Plan (the “2018 Plan”) provides only for “double trigger” acceleration (i.e., acceleration upon termination by the Company other than for Cause or disability or resignation for Good Reason, in each case within three months prior to and 12 months following a change in control). The 2018 Plan also provides for acceleration of all equity awards upon the death of a participant. Please see “Estimated Potential Incremental Payments” below for further information regarding the treatment of equity awards held by our Named Executive Officers upon certain circumstances.

Tax Considerations

Section 162(m) of the Code generally precludes a tax deduction by any publicly-held company for compensation paid to the top executive officers, where the compensation deduction for any affected officer exceeds $1 million.  Prior to 2018, there were many exemptions from this deduction-disallowance provision, which were nearly all eliminated by The Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”).  After 2017, the class of covered officers was expanded to cover the CFO, and a rule was added to keep any top officer in the compensation-disallowance group, even after the officer retired.  In addition, the 2017 Tax Act extended the disallowance rules to stock options, bonuses, and other “performance based compensation.”   After 2026, the class of affected executives will be increased by 5 more highly compensated employees, even if they are not company officers. Thus more people, and more types of compensation, are potentially subject to disallowance after 2017.   However, a special transition rule ensures that compensation paid under a binding contract in effect on or before November 2, 2017 that is not thereafter materially modified, continues to be eligible for the potential exemptions from these section 162(m) disallowance rules.  We have identified the compensation for our executives that is grandfathered under the transition rule, so as to protect against material modifications where possible.  However, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m), because such a policy would substantially limit our ability to attract and retain executives.  Going forward, we intend to continue to design our executive compensation arrangements to be consistent with our best interests and those of our stockholders, even though tax deductions may be lost as a result of Congress’s elimination of the expansion of the covered employee group and the elimination of the exception for performance-based compensation.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Maffei and Hoag and Ms. Morgan and the Section 16 Committee consists of Mr. Hoag and Ms. Morgan. None of Messrs. Maffei and Hoag or Ms. Morgan was an officer or employee of Tripadvisor, formerly an officer of Tripadvisor, or an executive officer of an entity for which an executive officer of Tripadvisor served as a member of the compensation committee or as a director during the one-year period ended December 31, 2021.

During the last fiscal year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (2) a director of another entity, one of whose executive officers served on our Compensation Committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board.

Compensation Committees Report

This report is provided by the Compensation Committee and the Section 16 Committee, or the Compensation Committees, of the Board. The Compensation Committees have reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on this review and discussions with management, the Compensation Committees recommended to the Board that the Compensation Discussion and Analysis be included in Tripadvisor’s 2022 Proxy Statement.

No portion of this Compensation Committees Report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that Tripadvisor specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Members of the Compensation Committee:	Betsy L. Morgan (Chairperson) Jay C. Hoag

Gregory B. Maffei

Members of the Section 16 Committee:	Betsy L. Morgan (Chairperson)
Jay C. Hoag

CEO PAY RATIO

Overview

The SEC adopted rules requiring annual disclosure of the ratio of the annual total compensation of a company’s principal executive officer to such company’s median employee’s total annual compensation, excluding the principal executive officer for purposes of this calculation. The purpose of this disclosure is to provide a measure of the equitability of pay within the organization.

The 2021 annual total compensation of our median employee, excluding Mr. Kaufer, our President and CEO, was estimated to be $101,065. The 2021 annual total compensation of our President and CEO, as reported in our Summary Compensation Table, was $7,676,612. The ratio of the annual total compensation of our President and CEO to that of our median employee was approximately 76 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Please note the following information to provide important context related to our employee population and to describe the methodology and the material assumptions, adjustments and estimates that we used to calculate this ratio.

•

Tripadvisor is a global company, with complex operations worldwide and many of our employees are located outside of the United States. As of December 31, 2021, our workforce consisted of approximately 2,700 full-time and part-time employees, including hourly employees. Approximately 35% of the Company’s employees are located in the United States, with 50% of the Company’s employees located in Europe and the remaining 15% throughout the rest of the world. We selected December 31, 2021 as the date upon which we would identify the “median employee,” because it enabled us to make such identification in a reasonably efficient and economical manner.

•

We included all full-time, part-time and temporary employees globally, excluding our President and CEO. We annualized compensation of 756 full-time and part-time employees who were hired in 2021 but did not work for us for the entire fiscal year. Earnings of our employees outside the U.S. were converted to U.S. dollars using the currency exchange rates used for organizational planning purposes, which consider historic and forecasted rates as well as other factors. We did not make any cost of living adjustments.

•

Our compensation measure, which is consistently applied and used to identify our median employee, was annualized base salary, short-term bonus at target and annual long-term equity incentive at target.

•	We identified employees within $250 of the median 2021 annual total compensation and excluded those employees who had anomalous compensation characteristics.

Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have offices in different countries, employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth certain information regarding the compensation earned by each of our named executive officers for services rendered in 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Stephen Kaufer President and Chief Executive Officer	2021 2020 2019	849,808 184,039 820,192	— — —	3,502,979 — —	2,900,000 — —	410,125 721,875 424,545	13,700 13,550 1,210,941	7,676,612 919,464 2,455,678

Ernst Teunissen Chief Financial Officer and Chief Executive - Viator, TheFork and CruiseCritic	2021 2020 2019	525,808 511,000 486,154	— — —	1,499,987 1,743,033 4,699,961	1,499,975 562,496 624,982	429,216 348,840 335,003	8,700 8,337 175,592	3,963,686 3,173,706 6,321,692

Seth J. Kalvert Chief Legal Officer and Secretary	2021 2020 2019	494,827 481,500 462,116	— — —	999,976 2,394,394 3,683,944	999,984 449,993 474,992	364,320 297,600 317,911	15,050 12,131 207,186	2,874,157 3,635,618 5,146,149

Kanika Soni Chief Commercial Officer	2021 2020 2019	509,885 496,616 345,231	— —	899,955 2,644,397 4,367,699	899,969 449,993 1,999,999	376,380 327,443 632,000	9,550 8,800 261,254	2,695,739 3,927,249 7,606,183

Lindsay Nelson (5) Chief Experience and Brand Officer	2021 2020 2019	509,885 496,616 481,096	— — —	1,199,971 3,144,402 2,719,986	1,199,993 449,993 499,990	192,780 363,083 619,187	8,700 9,550 126,126	3,111,329 4,463,644 4,446,385

(1)	The amounts for annual bonus awards paid to the NEOs pursuant to the Company’s incentive plan are reflected in the “Non-Equity Incentive Plan Compensation” column.
(2)

The amounts reported represent the aggregate grant date fair value of awards granted in the year indicated, calculated in accordance with FASB ASC Topic 718. We have disclosed the assumptions made in the valuation of the awards in “Note 15 - Stock Based Awards and Other Equity Instruments” in the notes to our consolidated financial statements in our 2021 Annual Report. For MSUs granted, the value reported reflects the estimated grant-date fair value of the awards based upon a Monte-Carlo simulation model, which simulated the present value of the potential outcomes of future stock prices and TSR of the Company as measured against the Nasdaq Composite Total Return Index over the performance period. The value of Mr. Teunissen’s 2020 and 2019 MSUs at the grant date, assuming the highest level of the performance conditions was achieved, is $1,236,067 and $1,493,626, respectively. The value of Mr. Kalvert’s 2020 and 2019 MSUs at the grant date, assuming the highest level of the performance conditions was achieved, is $988,853 and $1,135,114, respectively. The value of Ms. Nelson’s 2020 and 2019 MSUs at the grant date, assuming the highest level of the performance conditions was achieved, is $988,853 and $1,194,924, respectively. The value of Ms. Soni’s 2020 MSUs at the grant date, assuming the highest level of the performance conditions was achieved, is $988,853.

(3)	For a description of the annual cash bonus program, please see “Annual Bonus” in Compensation, Discussion and Analysis.

(4)	Refer to the “2021 All Other Compensation” table below for information regarding the 2021 amounts reported.
(5)	Ms. Nelson resigned from the Company effective February 28, 2022. See additional details below.

2021 All Other Compensation

Name	Matching Charitable Donation ($)(a)	Employer Retirement Contributions ($)(b)	Other ($)	Total ($)
Stephen Kaufer	5,000	8,700	—	13,700
Ernst Teunissen	—	8,700	—	8,700
Seth J. Kalvert	5,000	8,700	1,350	15,050
Kanika Soni	—	8,700	850	9,550
Lindsay Nelson	—	8,700	—	8,700

(a)	Represents matching charitable contributions made by the Company on behalf of the named executive officers.
(b)

Represents matching contributions under the Tripadvisor Retirement Savings Plan as in effect through December 31, 2021, pursuant to which Tripadvisor matches $0.50 for each dollar a participant contributes, up to the first 6% of eligible compensation, subject to certain limits.

Equity Compensation Plan Information

The following table provides information as of December 31, 2021 regarding shares of common stock that may be issued under Tripadvisor’s equity compensation plans consisting of the 2018 Plan, the Viator, Inc. 2010 Stock Incentive Plan and the Deferred Compensation Plan for Non-Employee Directors.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted Average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	11,577,255	(1)	$47.03	(2)	16,858,950
Equity compensation plans not approved by security holders	N/A		N/A		N/A
Total	11,577,255		—		16,858,950
(1)

Includes (i) 5,670,829 shares of common stock issuable upon the exercise of outstanding options, of which 3,472 shares were granted pursuant to options under the Viator, Inc. 2010 Stock Incentive Plan, (ii) 5,786,405 shares of common stock issuable upon the vesting of RSUs, (iii) 120,021 shares of common stock issuable upon the vesting of MSUs (assuming target performance is achieved).

(2)	Since RSUs and MSUs do not have an exercise price, such units are not included in the weighted average exercise price calculation.

Grants of Plan-Based Awards

While we typically make annual equity grants for long-term incentive compensation to our executive officers in February of each year, Mr. Kaufer has not historically received annual equity grants and, instead, received a significant equity grant for long-term incentive compensation in November 2017. In light of this grant, the Section 16 Committee did not grant to Mr. Kaufer any plan-based awards in 2018, 2019 or 2020; however, effective December 31, 2021, the Compensation Committees awarded to Mr. Kaufer an award consisting of time-vested restricted stock units and time-vested non-qualified stock options.

The table below provides information regarding the plan-based awards granted in 2021 to our NEOs under our 2018 Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise Price or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold	Target	Maximum
Stephen Kaufer
RSUs (2)	2/23/2021	—	—	—	13,094	—	—	602,979
Annual Bonus	2/23/2021	425,000	850,000	1,700,000	—	—	—	—
Stock Options (2)	12/31/2021	—	—	—	—	225,226	27.26	2,900,000
RSUs (2)	12/31/2021	—	—	—	106,382	—	—	2,900,000

Ernst Teunissen
Stock Options (2)	2/23/2021	—	—	—	—	72,768	46.05	1,499,975
RSUs (2)	2/23/2021	—	—	—	32,573	—	—	1,499,987
Annual Bonus	2/23/2021	210,400	420,800	841,600	—	—	—	—

Seth J. Kalvert
Stock Options (2)	2/23/2021	—	—	—	—	48,512	46.05	999,984
RSUs (2)	2/23/2021	—	—	—	21,715	—	—	999,976
Annual Bonus	2/23/2021	198,000	396,000	792,000	—	—	—	—

Kanika Soni
Stock Options (2)	2/23/2021	—	—	—	—	43,660	46.05	899,969
RSUs (2)	2/23/2021	—	—	—	19,543	—	—	899,955
Annual Bonus	2/23/2021	229,500	459,000	918,000	—	—	—	—

Lindsay Nelson
Stock Options (2)	2/23/2021	—	—	—	—	58,215	46.05	1,199,993
RSUs (2)	2/23/2021	—	—	—	26,058	—	—	1,199,971
Annual Bonus	2/23/2021	229,500	459,000	918,000	—	—	—	—

(1)

The amounts reported represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and may not correspond to the actual value that will be realized by the executive. See footnote (2) in the Summary Compensation Table above for more information regarding the determination of the grant date fair value of these awards.

(2)	For a description of the vesting terms of these awards, please see “Outstanding Equity Awards at Fiscal Year-End” below.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding the holdings of all equity awards held by our named executive officers as of December 31, 2021. The market value of the RSUs is based on the closing price of Tripadvisor common stock on Nasdaq on December 31, 2021, the last trading day of the year, which was $27.26 per share.

			Option Awards				Stock Awards
	Grant		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Date		Exercisable	Unexercisable	($)	Date		($)(13)		($)(13)
Stephen Kaufer	5/4/2012		250,000	—	36.70	5/4/2022	—	—	—	—
	8/28/2013		1,100,000	—	69.02	8/28/2023	—	—	—	—
	2/22/2016		5,756	—	59.61	2/22/2026	—	—	—	—
	2/27/2017		13,759	—	39.31	2/27/2027	—	—	—	—
	11/28/2017	(1)	390,000	390,000	31.21	11/28/2027	—	—	—	—
	11/28/2017	(1)	—	—	—	—	239,112	6,518,193	—	—
	2/23/2021	(2)	—	—	—	—	13,094	356,942	—	—
	12/31/2021	(3)	—	—	—	—	106,382	2,900,000	—	—
	12/31/2021	(3)	—	115,200	27.26	12/31/2031	—	—	—	—
	12/31/2021	(4)	—	110,026	27.26	12/31/2031	—	—	—	—

Ernst Teunissen	12/1/2015		141,424	—	79.43	12/1/2025	—	—	—	—
	2/27/2017		144,227	—	39.31	2/27/2027	—	—	—	—
	2/22/2018	(5)	26,556	8,852	38.15	2/22/2028	—	—	—	—
	2/22/2018	(5)	—	—	—	—	8,423	229,611	—	—
	2/27/2019	(5)	14,001	14,000	50.63	2/27/2029	—	—	—	—
	2/27/2019	(5)	—	—	—	—	12,961	353,317	—	—
	2/25/2020	(6)	24,269	31,204	25.62	2/25/2030	—	—	—	—
	2/25/2020	(6)	—	—	—	—	24,701	673,349	—	—
	2/25/2020	(7)	—	—	—	—	—	—	21,955	598,493
	2/23/2021	(8)	—	35,511	46.05	2/23/2031	—	—	—	—
	2/23/2021	(6)	—	37,257	46.05	2/23/2031	—	—	—	—
	2/23/2021	(6)	—	—	—	—	32,573	887,940	—	—

Seth J. Kalvert	5/4/2012		34,347	—	36.70	5/4/2022	—	—	—	—
	2/28/2013		50,473	—	42.04	2/28/2023	—	—	—	—
	2/21/2014		24,526	—	93.42	2/21/2024	—	—	—	—
	2/26/2015		22,601	—	86.36	2/26/2025	—	—	—	—
	2/22/2016		34,950	—	59.61	2/22/2026	—	—	—	—
	2/27/2017		43,776	—	39.31	2/27/2027	—	—	—	—
	2/27/2017		79,324	—	39.31	2/27/2027	—	—	—	—
	2/22/2018	(5)	20,183	6,727	38.15	2/22/2028	—	—	—	—
	2/22/2018	(5)	—	—	—	—	6,402	174,519	—	—
	2/27/2019	(5)	10,641	10,640	50.63	2/27/2029	—	—	—	—
	2/27/2019	(5)	—	—	—	—	9,850	268,511	—	—
	2/25/2020	(9)	38,830	5,548	25.62	2/25/2030	—	—	—	—
	2/25/2020	(9)	—	—	—	—	4,391	119,699	—	—
	2/25/2020	(7)	—	—	—	—	—	—	17,564	478,795
	8/11/2020	(10)	—	—	—	—	45,187	1,231,798	—	—
	2/23/2021	(8)	—	23,674	46.05	2/23/2031	—	—	—	—
	2/23/2021	(6)	—	24,838	46.05	2/23/2031	—	—	—	—
	2/23/2021	(6)	—	—	—	—	21,715	591,951	—	—

Kanika Soni	4/15/2019	(11)	47,989	47,988	48.92	4/15/2029	—	—	—	—
	4/15/2019	(11)	—	—	—	—	32,122	875,646	—	—
	2/25/2020	(9)	38,830	5,548	25.62	2/25/2030	—	—	—	—
	2/25/2020	(9)	—	—	—	—	4,391	119,699	—	—
	2/25/2020	(7)	—	—	—	—	—	—	17,564	478,795
	8/11/2020	(10)	—	—	—	—	56,484	1,539,754	—	—
	2/23/2021	(8)	—	21,306	46.05	2/23/2031	—	—	—	—
	2/23/2021	(6)	—	22,354	46.05	2/23/2031	—	—	—	—
	2/23/2021	(6)	—	—	—	—	19,543	532,742	—	—

Lindsay Nelson	10/30/2018	(12)	72,204	24,068	47.17	10/30/2028	—	—	—	—
	10/30/2018	(12)	—	—	—	—	11,077	301,959	—	—
	2/27/2019	(5)	11,201	11,200	50.63	2/27/2029	—	—	—	—
	2/27/2019	(5)	—	—	—	—	10,368	282,632	—	—
	2/25/2020	(9)	38,830	5,548	25.62	2/25/2030	—	—	—	—
	2/25/2020	(9)	—	—	—	—	4,391	119,699	—	—
	2/25/2020	(7)	—	—	—	—	—	—	17,564	478,795
	8/11/2020	(10)	—	—	—	—	79,078	2,155,666	—	—
	2/23/2021	(8)	—	28,409	46.05	2/23/2031	—	—	—	—
	2/23/2021	(6)	—	29,806	46.05	2/23/2031	—	—	—	—
	2/23/2021	(6)	—	—	—	—	26,058	710,341	—	—

(1)	Vests in two equal installments on each of August 1, 2021 and August 1, 2022.
(2)	Vests 25% commencing on February 15th of the first year following the date of grant and 6.25% of the remaining shares shall vest in equal quarterly installments commencing thereafter.
(3)	Vests 25% on August 1, 2022 and 6.25% of the remaining shares shall vest in equal quarterly installments commencing thereafter.
(4)	Vests 100% on August 1, 2024, following thirty-one months of continued service from date of the grant.
(5)	Vests in four equal annual installments commencing on February 15th of the first year following the date of grant.
(6)	Vests 25% commencing on February 15th of the first year following the date of grant and 6.25% of the remaining shares shall vest in equal quarterly installments commencing thereafter.
(7)

Represents the target number of shares to be issued assuming that, for the period from January 1, 2020 through December 31, 2022, the Company’s total stockholder return, or TSR, is 100% of the TSR of the Nasdaq Composite Total Return. Award vests December 31, 2022 and will settle shortly following certification of achievement of the performance criteria. Depending on the Company’s performance, the executive may receive no awards, the target amount reflected above or up to 200% of the target amount reflected.

(8)	Vests 100% on February 15, 2024, following thirty-six months of continued service from date of the grant.
(9)	Vests over a period of two years with 50% vesting on February 15th of the first year following the date of grant and 12.50% vesting in equal quarterly installments commencing thereafter.
(10)	Vests 100% on August 11, 2022, following twenty-four months of continued service from date of the grant.
(11)	Vests in four equal annual installments commencing on April 15th of the first year following the date of grant.
(12)	Vests in four equal annual installments commencing on October 30th of the first year following the date of grant.
(13)

The amounts reported in this column represent the market value of shares or units of stock that have not vested calculated by multiplying the number of stock awards that have not vested by $27.26, the closing price of the Company’s common stock on The Nasdaq Stock Market as of December 31, 2021, the last trading day in 2021.

Option Exercises and Stock Vested

The following table sets forth information regarding the vesting of stock awards held by the named executive officers during 2021. None of our NEOs exercised stock options during 2021.

		Stock Awards
Name	Exercise or Vest Date	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting ($)(2)
Stephen Kaufer	7/30/2021	239,112	9,155,598

Ernst Teunissen	2/12/2021	13,111	484,845
	2/12/2021	8,423	311,483
	2/12/2021	6,481	239,667
	2/12/2021	10,977	405,929
	5/14/2021	2,744	112,230
	6/15/2021	16,389	666,377
	8/13/2021	2,744	97,412
	11/15/2021	2,745	84,519
	12/20/2021	42,415	1,089,217

Seth Kalvert	2/12/2021	4,916	181,794
	2/12/2021	6,401	236,709
	2/12/2021	4,926	182,163
	2/12/2021	17,564	649,517
	5/14/2021	4,391	179,592
	6/15/2021	9,013	366,469
	8/13/2021	4,391	155,881
	11/15/2021	4,391	135,199
	12/20/2021	34,098	875,637

Kanika Soni	2/12/2021	17,564	649,517
	2/12/2021	16,062	843,737
	5/14/2021	4,391	179,592
	8/13/2021	4,391	155,881
	11/15/2021	4,391	135,199
	12/20/2021	16,633	427,135

Lindsay Nelson	2/12/2021	5,185	191,741
	2/12/2021	17,564	649,517
	5/14/2021	4,391	179,592
	8/13/2021	4,391	155,881
	10/29/2021	11,078	369,119
	11/15/2021	4,391	135,199
	12/20/2021	16,633	427,135

(1)

The amounts reported in this column represent the gross number of shares acquired upon the vesting of RSUs without taking into account any shares that may have been withheld to satisfy applicable tax obligations.

(2)

The amounts reported in this column represent the aggregate dollar value realized upon the vesting of RSUs calculated by multiplying the gross number of RSUs vested by the closing price of Tripadvisor common stock on The Nasdaq Stock Market on the vesting date or, if the vesting occurred on a day on which The Nasdaq Stock Market was closed for trading, the next trading day.

Non-Qualified Deferred Compensation

We do not currently have any other defined contribution or other plan that provides for deferred compensation on a basis that is not tax-qualified for our employees.

Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with each of Messrs. Kaufer, Kalvert and Teunissen and offer letters with Lindsay Nelson and Kanika Soni. Pursuant to these agreements, each of our named executive officers is eligible to receive certain severance payments and benefits in the event of a qualifying termination of employment. The material terms of these employment agreements are described below.

We believe that a strong and experienced management team is essential and in the best interests of our company and our stockholders. In addition, we recognize that the possibility of a change in control could arise and that such an event could result in the departure of our senior leaders to the detriment of the Company and our stockholders. As a result, we adopted the Severance Plan applicable to certain senior leaders. The plan formalizes and standardizes our severance practices for our most senior leaders. Adoption of the Severance Plan was approved by the Compensation Committees. The Severance Plan applies to all named executive officers, including Mr. Kaufer. While the benefits are generally consistent with the severance benefits provided for in individual employment agreements, there are some differences. In addition, under the terms of the Severance Plan, in the event of any conflict or inconsistency between the terms of any employment agreement and the Severance Plan, the terms more beneficial to the officer will prevail.

Change of Control Provisions

The 2018 Plan provides that, unless otherwise specified in the applicable award agreement, upon a named executive officer’s termination of employment by the Company within 30 days prior to or the two-year period following a Change in Control other than for “Cause” or “Disability,” or by the participant for “Good Reason,” as each term is defined in the plans, the following shall occur:

•

stock options and stock appreciation rights held by such participant will automatically become fully exercisable and will remain exercisable until the later of (i) the last day on which such option or stock appreciation right is exercisable as specified in the applicable award agreement or (ii) the earlier of the first anniversary of the change in control and the expiration of the term of the option or stock appreciation right; and

•	all other awards will become fully vested (with any performance-based awards being deemed met at target) and the restrictions and conditions on all other awards will automatically be deemed waived.

Stephen Kaufer Employment Arrangement

In March 2014, Tripadvisor, LLC entered into an employment agreement with Mr. Kaufer, with an original term of five years. This agreement was amended effective November 28, 2017 to, among other things, extend the term to March 31, 2023.

Pursuant to the employment agreement, in the event that Mr. Kaufer’s employment terminates by reason of his death or disability, then:

•	Tripadvisor will pay Mr. Kaufer (or his estate) his base salary through the end of the month in which the termination occurs;
•	Any outstanding unvested equity awards that vest less frequently than annually shall be treated as though such awards vested annually; and
•	Any unvested stock options held by Mr. Kaufer at the time of termination shall remain exercisable through the earlier of 18 months following termination or the scheduled expiration of such options.

Pursuant to the employment agreement, in the event that Mr. Kaufer terminates his employment for Good Reason or is terminated by Tripadvisor without Cause and such termination occurs during the period commencing three months immediately prior to a Change in Control and ending 24 months immediately following the Change in Control (in each case as such terms are defined in the employment agreement and below), then:

•	Tripadvisor will pay Mr. Kaufer cash severance in a lump sum equal to 24 months of his base salary;

•

Tripadvisor will pay Mr. Kaufer in a monthly cash amount equal to the premiums charged by Tripadvisor to maintain COBRA health insurance coverage for him and his eligible dependents for each month between the date of termination and 18 months thereafter;

•	Tripadvisor will pay to Mr. Kaufer a lump sum in cash equal to his annual target bonus, without pro-ration or adjustment;
•	All equity awards held by Mr. Kaufer that are outstanding and unvested shall immediately vest in full; and
•

Mr. Kaufer will have 18 months following such date of termination of employment to exercise any vested stock options (including stock options accelerated pursuant to the terms of his employment agreement) or, if earlier, through the scheduled expiration date of the options.

Pursuant to the employment agreement, in the event that Mr. Kaufer terminates his employment for Good Reason or is terminated by Tripadvisor without Cause and such termination is not in connection with a Change in Control, then:

•	Tripadvisor will continue to pay Mr. Kaufer’s base salary through 12 months following the date of termination;
•	Tripadvisor will consider in good faith the payment of an annual bonus on a pro rata basis based on actual performance during the year of termination;
•	Tripadvisor will pay COBRA health insurance coverage for Mr. Kaufer and his eligible dependents for 12 months following termination;
•

All equity awards held by Mr. Kaufer that otherwise would have vested during the 12-month period following termination of employment, will accelerate and become fully vested and exercisable (provided that awards that vest less frequently than annually will be treated as though such awards vested annually);

•

Any equity awards that do not vest in connection with a termination of employment shall remain outstanding for three months following termination, provided that there will be no additional vesting with respect to such awards unless a Change in Control occurs within such three-month period; and

•

Mr. Kaufer will have 18 months following such date of termination to exercise any vested stock options (including stock options accelerated pursuant to the terms of his employment agreement) or, if earlier, through the scheduled expiration date of the options.

The agreement also provides that a non-renewal of the employment agreement or expiration of the term will be treated as a termination of employment without Cause or resignation for Good Reason not in connection with a Change in Control, entitling Mr. Kaufer to the severance benefits described above under his employment agreement. In addition, receipt of the severance payments and benefits set forth above is contingent upon Mr. Kaufer executing and not revoking a separation and release in favor of Tripadvisor. Each of the payments set forth above shall be offset by the amount of any cash compensation earned by Mr. Kaufer from another employer during the 12 months following his termination of employment.

With respect to Mr. Kaufer’s equity awards granted in August 2013 and thereafter, either Mr. Kaufer agreed to waive the single trigger acceleration right upon a Change in Control or the award was issued pursuant to the 2018 Plan which did not include this benefit. As a result, Mr. Kaufer’s awards will only accelerate upon a “double trigger.”

With respect to Mr. Kaufer’s RSUs and Options granted on December 31, 2021, Mr. Kaufer will remain eligible to continue to vest in such equity awards following the termination of his employment, other than for cause, and such awards would accelerate and vest in full upon Mr. Kaufer’s death, in each case, with the Options remaining exercisable for the earlier of the expiration date of the Options and the four-year anniversary of Mr. Kaufer’s termination of employment. Mr. Kaufer’s RSUs and Options would accelerate and vest upon a termination without Cause or resignation for Good Reason that occurs within twelve (12) months immediately following the Change in Control (each case as such terms are defined in the employment agreement and below).  The foregoing treatment is subject to Mr. Kaufer’s continued compliance with his restrictive covenant obligations, including the non-competition and non-solicitation obligations described immediately below.

Mr. Kaufer has also agreed to be restricted from competing with Tripadvisor or any of its subsidiaries or affiliates or soliciting their employees, consultants, independent contractors, customers, suppliers or business partners, among others, during the term of his employment and through the period ending 18 months after the termination of employment.

Ernst Teunissen Employment Arrangement

On October 6, 2015, the Company entered into an agreement with Mr. Teunissen, effective November 9, 2015. Such employment agreement commenced on November 9, 2015 and was to expire on March 31, 2018, unless sooner terminated in accordance with its terms. This agreement was amended effective November 28, 2017 to, among other things, extend the term to March 31, 2021. This agreement was amended again on May 8, 2020, to, among other things, extend the term to May 31, 2022 and provide for a target payment, to be paid in cash or shares of the Company’s common stock (in the Company’s sole discretion), in an amount equal to the difference between a maximum payment of $7 million and the aggregate intrinsic value of Mr. Teunissen’s equity awards that were scheduled to vest between May 1, 2020 and May 31, 2022, as measured using the average market price of the Company’s common stock for ten trading days immediately prior to May 31, 2022.

Pursuant to the employment agreement, as amended, with Mr. Teunissen, in the event that his employment terminates by reason of his death or disability, he will be entitled to continued payment of base salary through the end of the month in which the termination occurs. In the event that he terminates his employment for Good Reason or is terminated by Tripadvisor without Cause (in each case, as such terms are defined in the employment agreement and below), then:

•

Tripadvisor will continue to pay his base salary through the longer of (i) 12 months following the termination date, and (ii) the remaining term of the employment agreement up to a maximum of 18 months, in each case provided that such payments will be offset by any amount earned from another employer during such time period;

•	Tripadvisor will consider in good faith the payment of any annual bonus on a pro rata basis based on actual performance for the year in which termination of employment occurs;
•

Tripadvisor will pay COBRA health insurance coverage for Mr. Teunissen and his eligible dependents through the longer of the end of the term of his employment agreement and 12 months following termination;

•

All equity awards held by Mr. Teunissen that otherwise would have vested during the 12-month period following termination of employment, will accelerate and become fully vested and exercisable (provided that equity awards that vest less frequently than annually shall be treated as though such awards vested annually); and

•

Mr. Teunissen will have 18 months following such date of termination or employment to exercise any vested stock options (including stock options accelerated pursuant to the terms of his employment agreement) or, if earlier, through the scheduled expiration date of the options.

The agreement also provides that a non-renewal of the employment agreement or expiration of the term will be treated as a termination of employment without Cause or resignation for Good Reason not in connection with a Change of Control, entitling Mr. Teunissen to benefits under his employment agreement.

Receipt of the severance payments and benefits set forth above is contingent upon Mr. Teunissen executing and not revoking a separation and release in favor of Tripadvisor. In addition, Mr. Teunissen agreed to be restricted from competing with Tripadvisor or any of its subsidiaries or affiliates or soliciting their employees, consultants, independent contractors, customers, suppliers or business partners, among others, through the longer of (i) the completion of the term of the employment agreement and (ii) 12 months after the termination of employment.

Seth J. Kalvert Employment Arrangement

Effective May 19, 2016, the Company entered into an employment agreement with Mr. Kalvert that is subject to a two-year term, although this agreement was amended effective February 19, 2018 to, among other things, extend the term to March 31, 2021. Effective March 29, 2021, Mr. Kalvert’s employment agreement was replaced and superseded in its entirety by a new letter agreement. The terms of the new letter agreement are generally consistent with those originally provided for in the employment agreement and are described below.

Pursuant to the employment arrangement with Mr. Kalvert, in the event that he terminates his employment for Good Reason or is terminated by Tripadvisor without Cause (in each case as such terms are defined in the employment agreement and below), then:

•

Tripadvisor will continue to pay his base salary for 12 months following the termination date, provided that such payments will be offset by any amount earned from another employer during such time period;

•	Tripadvisor will consider in good faith the payment of bonuses on a pro rata basis based on actual performance for the year in which termination of employment occurs;
•

Tripadvisor will pay COBRA health insurance coverage for Mr. Kalvert and his eligible dependents until the earlier of 12 months following termination or the date Mr. Kalvert becomes re-employed or otherwise ineligible for COBRA coverage;

•

All equity awards held by Mr. Kalvert that otherwise would have vested during later of the 12-month period following termination of employment or August 31, 2022, will accelerate and become fully vested and exercisable (provided that equity awards that vest less frequently than annually shall be treated as though such awards vested annually); and

•

Mr. Kalvert will have 18 months following such date of termination or employment to exercise any vested stock options (including stock options accelerated pursuant to the terms of his employment agreement) or, if earlier, through the scheduled expiration date of the options.

In the event that his employment terminates by reason of his death, Mr. Kalvert will be entitled to continued payment of base salary through the end of the month in which such death occurs. In the event Mr. Kalvert is absent from full-time performance of his duties due to Disability, the Company will continue to pay through a Termination of Employment, Mr. Kalvert’s base salary offset by any amounts payable during such period under any disability insurance plan or policy provided by the Company. In addition, any outstanding equity awards will continue to vest during such period and until a Termination of Employment.

Receipt of the severance payments and benefits set forth above is contingent upon Mr. Kalvert executing and not revoking a separation and release in favor of Tripadvisor. In addition, Mr. Kalvert agreed to be restricted from competing with Tripadvisor or any of its subsidiaries or affiliates or soliciting their employees, consultants, independent contractors, customers, suppliers or business partners, among others, through one year after the effective date of the termination of employment.

Lindsay Nelson Employment Arrangement

On September 25, 2018, the Company entered into an offer letter with Lindsay Nelson with a start date effective November 5, 2018. Pursuant to the employment arrangement, Ms. Nelson is entitled to the benefits of the Company’s Severance Plan for senior leaders as described in more detail below. Simultaneously with entering into the new offer letter, Ms. Nelson entered into a Non-Disclosure, Developments and Non-Competition Agreement, pursuant to which Ms. Nelson agreed to be restricted from competing with Tripadvisor or any of its subsidiaries or affiliates or soliciting their employees, consultants, independent contractors, customers, suppliers or business partners, among others, through one year after the effective date of the termination of employment.

Effective November 16, 2021, the Company and Lindsay Nelson entered into a Separation Agreement pursuant to which they agreed that Ms. Nelson would leave her position as Chief Brand and Marketing Officer of the Company effective January 9, 2022. Thereafter, Ms. Nelson served the Company in an advisory role through February 28, 2022. The Separation Agreement provided that, for purposes of the Company’s Severance Plan, Ms. Nelson’s departure was treated as a termination of employment without Cause as of January 9, 2022. In addition to the benefits to which Ms. Nelson is entitled under these circumstances pursuant to Section 3.1 of the Severance Plan, Ms. Nelson also received the following benefits:

•

During the period from January 10, 2022 through February 28, 2022 (the “Transition Period”), Ms. Nelson continued to serve as a part-time employee of the Company working on such projects as determined by the Company’s Chief Executive Officer. In consideration for such service, during the Transition Period, Ms. Nelson (i) received a reduced salary of $2,000 bi-weekly; (ii) continued to be eligible to participate in the employee benefit plans made available by the Company to its employees, including vacation and sick time; and (iii) was treated as an employee for purposes of the 2018 Plan. Following the Transition Period, all issued but unvested equity awards held by Ms. Nelson were cancelled.

•

The Company also agreed to consider in good faith the payment of an annual bonus based on actual performance for 2021; such amount to be paid (if any) and calculated in the same manner as 2021 earned corporate bonuses are calculated for the Company’s employees generally and at the same time as 2021 earned corporate bonuses are paid to the Company’s employees and will be subject to the approval of the Compensation Committee of the Board. As described above, the Compensation Committees ultimately determined to pay Ms. Nelson an annual bonus for 2021 in the amount of $192,780.

In connection with such termination, Ms. Nelson executed a separation and release in favor of Tripadvisor.

Kanika Soni Employment Arrangement

On February 1, 2019, the Company entered into an offer letter with Kanika Soni with a start date effective April 15, 2019. Pursuant to the employment arrangement, Ms. Soni is entitled to the benefits of the Company’s Severance Plan for senior leaders as described in more detail below. Simultaneously with entering into the new offer letter, Ms. Soni entered into a Non-Disclosure, Developments and Non-Competition Agreement, pursuant to which Ms. Soni agreed to be restricted from competing with Tripadvisor or any of its subsidiaries or affiliates or soliciting their employees, consultants, independent contractors, customers, suppliers or business partners, among others, through one year after the effective date of the termination of employment.

On February 18, 2022, the Compensation Committees approved a change to the severance arrangements for certain senior leaders, including Kanika Soni, such that, in the event of a Termination of Employment without Cause or resignation for Good Reason, in either case not in connection with a Change in Control, then any compensation awards of the executive based on, or in the form of, Company equity (e.g. restricted stock, restricted stock units, stock options or similar instruments) (“Equity Awards”) that are outstanding and unvested at the time of such termination but which would, but for a termination of employment, have vested during the 12 months following such termination (such period, the “Equity Acceleration Period”) shall vest (and, with respect to awards other than stock options and stock appreciation rights, settle) as of the date of such termination of employment; provided that any outstanding Equity Award with a vesting schedule that would, but for a termination of employment, have resulted in a smaller percentage (or none) of the Equity Award being vested through the end of such Equity Acceleration Period than if it vested annually pro rata over its vesting period shall, for purposes of this provision, be treated as though it vested annually pro rata over its vesting period (e.g., if 100 RSUs were granted 2.7 years prior to the date of the termination and vested pro rata on each of the first five anniversaries of the grant date and 100 RSUs were granted 1.7 years prior to the date of termination and vested 100% on the fifth anniversary of the grant date, then on the date of termination 20 RSUs from the first award and 40 RSUs from the second award would vest and settle); provided further that any amount that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest (and, with respect to awards other than stock options and stock appreciation rights, settle) only if, and at such point as, such performance conditions are satisfied; and provided further that if any Equity Awards made subsequent to the Effective Date of this Agreement specifies a more favorable post-termination vesting schedule for such equity, the terms of the award agreement for such Equity Award shall govern.

Definitions

Cause means: (i) the plea of guilty or nolo contendere to, or conviction for, a felony offense by the executive; provided, however, that after indictment, Tripadvisor may suspend the executive from rendition of services but without limiting or modifying in any other way Tripadvisor’s obligations under the applicable employment agreement, (ii) a material breach by the executive of a fiduciary duty owed to Tripadvisor or its subsidiaries, (iii) material breach by the executive of certain covenants of the applicable employment agreement, (iv) the willful or gross neglect by the executive of the material duties required by the applicable employment agreement or (v) a knowing and material violation by the executive of any Tripadvisor policy pertaining to ethics, legal compliance, wrongdoing or conflicts of interest that, in the cases of the conduct described in clauses (iv) and (v) above, if curable, is not cured by the executive within 30 days after the executive is provided with written notice thereof.

Change in Control means any of the following events:

(i)

The acquisition by any individual entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than LTRIP and its affiliates (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing more than 50% of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, (B) any acquisition directly from the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii); or

(ii)

Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)

Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person (excluding LTRIP and its respective affiliates, any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination will have been members of the Incumbent Board at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

(iv)	Approval by our stockholders of a complete liquidation or dissolution of the Company.

Good Reason means the occurrence of any of the following without the executive’s prior written consent: (A) Tripadvisor’s material breach of any material provision of the applicable employment agreement, (B) the material reduction in the executive’s title, duties, reporting responsibilities or level of responsibilities in such executive’s position at Tripadvisor, (C) the material reduction in the executive’s base salary or the executive’s total annual compensation opportunity, or (D) the relocation of the executive’s principal place of employment more than 20 miles outside of their location of employment; provided that in no event shall the executive’s resignation be for Good Reason unless (x) an event or circumstance set forth in clauses (A) through (D) shall have occurred and the executive provides Tripadvisor with written notice thereof within 30 days after the executive has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that the executive believes constitutes Good Reason, (y) Tripadvisor fails to correct the event or circumstance so identified within 30 days after receipt of such notice, and (z) the executive resigns within 90 days after the date of delivery of the notice referred to in clause (x) above.

Notwithstanding the terms of the employment arrangements described above, under the terms of the Severance Plan in the event of any conflict or inconsistency between the terms of any employment agreement and the Severance Plan, the terms more beneficial to the employee shall prevail. For a description and quantification of the estimated potential payments in the event of a termination without Cause, resignation for Good Reason, Change in Control and termination without Cause or resignation for Good Reason in connection with a Change in Control, please see the section above entitled “Potential Payments Upon Termination or Change in Control.” The amounts reflected in this table reflect the “better of” the terms between the employment arrangements, the 2018 Plan and the Severance Plan.

Severance Plan

Effective August 7, 2017, the Company adopted the Severance Plan applicable to certain senior leaders of the Company. The Severance Plan formalizes and standardizes the Company’s severance practices for certain designated employees. Employees covered by the Severance Plan generally will be eligible to receive severance benefits in the event of a termination by the Company without Cause or, under certain circumstances, resignation by the employee for Good Reason. If a termination of employment occurs in connection with a Change in Control, the participants would generally be eligible to receive enhanced severance benefits. The severance benefits provided pursuant to the Severance Plan are determined based on the job classification of the employees and, in certain cases, his or her years of service with the Company.

Under the Severance Plan, in the event of a termination by the Company without Cause more than three months prior to a Change in Control or more than 12 months following a Change in Control, the severance benefits for the employee generally shall consist of the following:

•

continued payment of base salary for a period ranging from six to 18 months following the date of such employee’s termination of employment (in such case, based on the employee’s classification within the organization and years of service); and

•

continuation of coverage under the Company’s health insurance plan through the Company’s payment of COBRA premiums for a period ranging from six to 18 months following the date of such employee’s termination of employment (in such case, based on the employee’s classification within the organization and years of service).

Under the Severance Plan, in the event of a termination by the Company without Cause or by the employee for Good Reason, in each case within three months prior to or 12 months following a Change in Control, the severance benefits for the participant shall consist of the following:

•

payment of a lump sum amount equal to (i) a minimum of 12 and up to 24 months of the participant’s base salary, plus (ii) the participant’s target bonus multiplied by 1, 1.5 or 2 (in each case, based on employee’s classification within the organization and years of service); and

•

payment of a lump sum amount equal to the premiums required to continue the participant’s medical coverage under the Company’s health insurance plan for a period ranging from 12 to 24 months (in such case, based on employee’s classification within the organization and years of service).

The foregoing summary is qualified in its entirety by reference to the Severance Plan incorporated herein by reference to Exhibit 10.22 to the Company’s 2017 Annual Report.

Estimated Potential Incremental Payments

The table below reflects the estimated amount of incremental compensation payable to each of our named executive officers in the following circumstances: (i) termination of employment as a result of death of the NEO; (ii) a termination of employment by Tripadvisor without Cause not in connection with a Change in Control, (iii) resignation by him or her for Good Reason not in connection with a Change in Control, (iv) a Change in Control or (v) a termination of employment by Tripadvisor without Cause or by him or her for Good Reason in connection with a Change in Control. No benefits are payable upon a resignation by the NEO without Good Reason, termination of employment by Tripadvisor for Cause. Upon a termination of employment for Disability or retirement, no benefits are provided, other than an extension of time for the exercise of any outstanding options.

The amounts shown in the table (i) assume that the triggering event was effective December 31, 2021; (ii) are based on the terms of the employment arrangements in effect as of December 31, 2021 and do not reflect any subsequent amendments; and (iii) are based on the “better of” such employment arrangements or the terms of the Severance Plan. The price of Tripadvisor common stock on which certain calculations are based was $27.26 per share, the closing price of Tripadvisor’s common stock on Nasdaq on December 31, 2021. These amounts are estimates of the incremental amounts that would be paid out to each NEO upon such triggering event. The actual amounts to be paid out can only be determined at the time of the triggering event, if any.

Name and Benefit	Death ($) (1)	Termination Without Cause ($)	Resignation for Good Reason ($)	Change in Control ($)	Termination w/o Cause or for Good Reason in connection with Change in Control ($)	Equity Awards Vesting Post Termination other than Death
Stephen Kaufer
Salary	—	1,275,000	1,275,000	—	1,700,000	—
Bonus (2)	—	410,125	410,125	—	1,700,000	—
Equity Awards (3)(4)	10,354,583	6,930,074	6,930,074	5,564,152	9,563,004	2,632,955
Health & Benefits (5)	—	42,517	42,517	—	56,689	—
Total estimated value	10,354,583	8,657,716	8,657,716	5,564,152	13,019,693	2,632,955

Ernst Teunissen
Salary	—	526,000	526,000	—	789,000	—
Bonus (2)	—	429,216	429,216	—	631,200	—
Equity Awards (3)	2,490,172	993,242	993,242	—	1,946,786	—
Health & Benefits (5)	—	28,734	28,734	—	43,100	—
Total estimated value	2,490,172	1,977,192	1,977,192	—	3,410,086	—

Seth J. Kalvert
Salary	—	495,000	495,000	—	742,500	—
Bonus (2)	—	364,320	364,320	—	594,000	—
Equity Awards (3)	2,601,448	1,742,499	1,742,499	—	2,166,739	—
Health & Benefits (5)	—	28,007	28,007	—	42,011	—
Total estimated value	2,601,448	2,629,826	2,629,826	—	3,545,250	—

Kanika Soni
Salary	—	510,000	510,000	—	765,000	—
Bonus (2)	—	376,380	376,380	—	688,500	—
Equity Awards (3)	3,220,074	—	—	—	2,785,365	—
Health & Benefits (5)	—	9,435	9,435	—	14,152	—
Total estimated value	3,220,074	895,815	895,815	—	4,253,017	—

Lindsay Nelson (6)
Salary	—	510,000	510,000	—	765,000	—
Bonus (2)	—	192,780	192,780	—	688,500	—
Equity Awards (3)	3,676,266	—	—	—	3,241,557	—
Health & Benefits (5)	—	19,657	19,657	—	29,486	—
Total estimated value	3,676,266	722,437	722,437	—	4,724,543	—

(1)

Pursuant to the Company’s 2018 Plan, upon a participant’s termination of employment by reason of death, any award that was unvested at the time of death shall automatically vest, including performance awards which shall vest at target.

(2)	Represents actual bonus amount for 2021, the payment of which the Company must consider in good faith, pursuant to the terms of the employment agreement.
(3)

In the event of a Change in Control, the stock options, RSUs and MSUs granted to the CEO in connection with the 2017 CEO Award and the MSUs granted to the other NEOs will be treated as though they vested daily over the vesting period and the vesting will accelerate with respect to those awards that would have vested as of the effective date of the Change in Control under this scenario.

(4)	Pursuant to their terms, certain of Mr. Kaufer’s RSUs and Options granted on December 31, 2021 will continue to vest post-termination of employment and accelerate and vest in full upon his death.
(5)	Assumes extension of benefits or payment of the cost of benefits for a period of time following termination, pursuant to the terms of the employment agreement or the Severance Plan.
(6)

As noted above, Ms. Nelson left her position as Chief Brand and Marketing Officer of the Company, effective January 9, 2022, and thereafter, Ms. Nelson served the Company in an advisory role through February 28, 2022. Her actual severance benefits received in connection with her termination and advisor role are described above in “Lindsay Nelson Employment Arrangement” above.

DIRECTOR COMPENSATION

Overview

The Board sets non-employee director compensation which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Tripadvisor common stock to further align their interests with those of our stockholders. Each non-employee director of Tripadvisor is eligible to receive the following compensation:

•	An annual cash retainer of $50,000, paid in equal quarterly installments;
•

An RSU award with a value of $250,000 (based on the closing price of Tripadvisor’s common stock on Nasdaq on the date of grant), upon such director’s election to office, subject to vesting in full on the first anniversary of the grant date and, in the event of a Change in Control (as defined in the 2018 Plan and above), full acceleration of vesting;

•	An annual cash retainer of $20,000 for each member of the Audit Committee (including the Chairman) and $15,000 for each member of the Compensation Committees (including the Chairman); and
•	An additional annual cash retainer of $10,000 for each of the Chairman of the Audit Committee and the Chairman of the Compensation Committees.

We also pay reasonable travel and accommodation expenses of the non-employee directors in connection with their participation in meetings of the Board.

Tripadvisor employees do not receive compensation for serving as directors. Accordingly, Mr. Kaufer does not receive any compensation for his service as a director.

Non-Employee Director Deferred Compensation Plan

Under Tripadvisor’s Non-Employee Director Deferred Compensation Plan, the non-employee directors may defer all or a portion of their directors’ fees. Eligible directors who defer their directors’ fees may elect to have such deferred fees (i) applied to the purchase of share units representing the number of shares of Tripadvisor common stock that could have been purchased on the date such fees would otherwise be payable or (ii) credited to a cash fund. If any dividends are paid on Tripadvisor common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the average “bank prime loan” rate for such year identified in the U.S. Federal Reserve Statistical Release. Upon termination of service as a director of Tripadvisor, a director will receive (i) with respect to share units, such number of shares of Tripadvisor common stock as the share units represent and (ii) with respect to the cash fund, a cash payment. Payments upon termination will be made in either one lump sum or up to five installments, as elected by the eligible director at the time of the deferral election.

2021 Non-Employee Director Compensation Table

The following table shows the compensation information for the non-employee directors of Tripadvisor for the year ended December 31, 2021:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Gregory B. Maffei	65,000	249,983	314,983
Jay C. Hoag	65,000	249,983	314,983
Betsy L. Morgan	70,000	249,983	319,983
M. Greg O'Hara	50,000	249,983	299,983
Jeremy Philips	75,000	249,983	324,983
Albert Rosenthaler	50,000	249,983	299,983
Trynka Shineman Blake	75,000	249,983	324,983
Jane Jie Sun	50,000	249,983	299,983
Robert S. Wiesenthal	80,000	249,983	329,983
(1)

The amounts reported in this column represent the annual cash retainer amounts for services in 2021, including fees with respect to which directors elected to defer and credit towards the purchase of share units representing shares of the Company common stock pursuant to the Company’s Non-Employee Director Deferred Compensation Plan.

(2)

The amounts reported in this column represent the aggregate grant date fair value of RSU awards computed in accordance with FASB ASC Topic 718, and therefore may not correspond to the actual value that will be recognized by the non-employee directors from their awards.

(3)	As of December 31, 2021, each of the directors held 6,002 RSUs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Table

The following table presents information as of April 18, 2022, relating to the beneficial ownership of Tripadvisor’s capital stock by (i) each person or entity known to Tripadvisor to own beneficially more than 5% of the outstanding shares of Tripadvisor’s common stock or Class B common stock, (ii) each director and director nominee of Tripadvisor, (iii) the named executive officers and (iv) our executive officers and directors, as a group. In each case, except as otherwise indicated in the footnotes to the table, the shares are owned directly by the named owners, with sole voting and dispositive power. Unless otherwise indicated, beneficial owners listed in the table may be contacted at Tripadvisor’s corporate headquarters at 400 1st Avenue, Needham, Massachusetts 02494.

Shares of Tripadvisor Class B common stock may, at the option of the holder, be converted on a one-for-one basis into shares of Tripadvisor common stock; therefore, the common stock column below includes shares of Class B common stock held by each such listed person, entity or group, and the beneficial ownership percentage of each such listed person assumes the conversion of all Class B common stock into common stock. For each listed person, entity or group, the number of shares of Tripadvisor common stock and Class B common stock and the percentage of each such class listed also include shares of common stock and Class B common stock that may be acquired by such person, entity or group on the conversion or exercise of equity securities, such as stock options, which can be converted or exercised, and RSUs that have or will have vested, within 60 days of April 18, 2022, but do not assume the conversion or exercise of any equity securities (other than the conversion of the Class B common stock) owned by any other person, entity or group.

The percentage of votes for all classes of Tripadvisor’s capital stock is based on one vote for each share of common stock and ten votes for each share of Class B common stock. There were 126,819,417 shares of common stock and 12,799,999 shares of Class B common stock outstanding on April 18, 2022.

	Common Stock			Class B Common Stock			Percent (%) of Votes
Beneficial Owner	Shares		%	Shares		%	(All Classes)
5% Beneficial Owners
Liberty TripAdvisor Holdings, Inc.	29,245,893	(1)	20.9%	12,799,999	(1)	100%	56.7%
12300 Liberty Boulevard Englewood, CO 80112
PAR Investment Partners, L.P.	12,347,046	(2)	8.8%	0		0	4.9%
200 Clarendon Street, FL 48, Boston, MA 02116
The Vanguard Group	9,307,474	(3)	6.7%	0		0	3.7%
100 Vanguard Blvd, Malvern, PA 19355
BlackRock, Inc.	8,711,917	(4)	6.2%	0		0	3.4%
55 East 52nd Street, New York, NY 10022

Named Executive Officers and Directors
Gregory B. Maffei	94,386	(5)	*	0		0	*
Stephen Kaufer	2,558,730	(6)	1.8	0		0	1%
Trynka Shineman Blake	21,350	(7)	*	0		0	*
Jay C. Hoag	27,153	(8)	*	0		0	*
Betsy Morgan	21,350	(7)	*	0		0	*
Greg O'Hara	1,730,541	(9)	1.2	0		0	*
Jeremy Philips	31,962	(7)	*	0		0	*
Jane Jie Sun	14,243	(10)	*	0		0	*
Albert Rosenthaler	37,540	(7)	*	0		0	*
Robert S. Wiesenthal	31,962	(7)	*	0		0	*
Ernst Teunissen	432,382	(11)	*	0		0	*
Seth J. Kalvert	425,011	(12)	*	0		0	*
Kanika Soni	191,386	(13)	*	0		0	*

All executive officers, directors and director nominees as a group (13 persons)	5,617,996	(14)	4.0	0		0	2.2%

*	The percentage of shares beneficially owned does not exceed 1% of the class.

(1)

Based on information contained in a Schedule 13D/A filed with the SEC on March 22, 2021, by LTRIP. Consists of 16,445,894 shares of common stock and 12,799,999 shares of Class B Common Stock owned by LTRIP. Excludes shares beneficially owned by the executive officers and directors of LTRIP, as to which LTRIP disclaims beneficial ownership.

(2)

Based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2022, by PAR Investment Partners, L.P. According to the Schedule 13G/A, PAR beneficially owns and has sole dispositive power with respect to 12,347,046 shares of common stock and has sole voting power with respect to 12,347,046 shares.

(3)

Based solely on information contained in a Schedule 13G filed with the SEC on February 9, 2022, by The Vanguard Group (“Vanguard”). According to the Schedule 13G/A, Vanguard beneficially owns 9,307,474 shares of common stock and has sole dispositive power with respect to 9,170,323 shares of common stock.

(4)

Based solely on information contained in a Schedule 13G filed with the SEC on March 11, 2022, by BlackRock, Inc. According to the Schedule 13G/A, BlackRock beneficially owns and has sole dispositive power with respect to 8,711,917 shares of common stock and has sole voting power with respect to 8,236,293 shares.

(5)

Includes 1,938 shares of common stock that are held by the Maffei Foundation. Mr. Maffei and his wife, as the two directors of the Maffei Foundation, have shared voting and investment power with respect to any shares held by the Maffei Foundation. Also includes 6,002 RSUs that will vest and settle within 60 days of April 18, 2022.

(6)	Includes options to purchase 1,759,515 shares of common stock that are currently exercisable.
(7)	Includes 6,002 RSUs that will vest and settle within 60 days of April 18, 2022.
(8)

Includes 6,002 RSUs that will vest and settle within 60 days of April 18, 2022. Mr. Hoag holds directly these RSUs and 21,151 shares resulting from RSUs that previously vested and has sole voting and dispositive power over these securities; however, TCV IX Management, L.L.C. has a right to 100% of the pecuniary interest in such securities. Mr. Hoag is a Member of TCV IX Management, L.L.C. and disclaims beneficial ownership of such RSUs and the shares underlying such RSUs except to the extent of his pecuniary interest therein. The remaining 2,281,000 shares are held directly by TCV IX Tumi, L.P., TCV IX Tumi (A), L.P., TCV IX Tumi (B), L.P., and TCV IX Tumi (MF), L.P. (the “TCV Funds”). Jay C. Hoag is a Class A Member of Technology Crossover Management IX, Ltd. ("Management IX") and a limited partner of Technology Crossover Management IX, L.P. ("TCM IX"). Management IX is the sole general partner of TCM IX, which in turn is the sole general partner of TCV IX, L.P., which in turn is the sole member of TCV IX TUMI GP, LLC, which in turn is the sole general partner each of the TCV Funds. Mr. Hoag does not hold voting or dispositive power over the shares held by the TCV Funds and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(9)

Includes (i) 1,713,859 shares of the Company’s common stock held by an entity affiliated with Certares Management LLC (together with its affiliates, “Certares”) that Mr. O’Hara may be deemed to beneficially own, and (ii) 6,002 RSUs that will vest and settle within 60 days of April 18, 2022. These RSUs, along with 10,680 shares resulting from RSUs that previously vested, were granted under the Company’s 2018 Plan to Mr. O’Hara in consideration for services rendered as a member of the Company’s Board of Directors. Mr. O’Hara is an employee of Certares. Pursuant to policies of Certares, Mr. O’Hara holds the RSUs and shares resulting from the vested RSUs described herein for the benefit of Certares. Mr. O’Hara disclaims beneficial ownership of the shares held by Certares except to the extent of Mr. O’Hara’s pecuniary interest in therein.

(10)

Includes 6,002 RSUs that will vest and settle within 60 days of April 18, 2022. These RSUs were granted under the Company’s 2018 Plan to Ms. Sun in consideration for services rendered as a member of the Company’s Board of Directors. Ms. Sun is an employee of Trip.com Group Limited or one of its affiliates (collectively, “Trip.com”). Based solely on the information contained in a Schedule 13D/A filed May 28, 2021, Trip.com holds 5,567,788 shares of the Company’s common stock. Ms. Sun disclaims beneficial ownership of the shares held by Trip.com except to the extent of Ms. Sun’s interest in therein.

(11)

Includes options to purchase 379,110 shares of common stock that are currently exercisable, options to purchase 5,796 shares of common stock that will be exercisable within 60 days of April 18, 2022 and 4,272 RSUs that will vest and settle within 60 days of April 18, 2022.

(12)

Includes options to purchase 383,456 shares of common stock that are currently exercisable, options to purchase 1,552 shares of common stock that will be exercisable within 60 days of April 18, 2022 and 1,357 RSUs that will vest and settle within 60 days of April 18, 2022.

(13)

Includes options to purchase 121,950 shares of common stock that are currently exercisable, options to purchase 1,397 shares of common stock that will be exercisable within 60 days of April 18, 2022 and 916 RSUs that will vest and settle within 60 days of April 18, 2022.

(14)

Includes options to purchase 2,644,031 shares of common stock that are currently exercisable, options to purchase 8,745 shares of common stock that will be exercisable within 60 days of April 18, 2022 and 60,563 RSUs that will vest and settle within 60 days of April 18, 2022.

Changes in Control

We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

Delinquent Section 16(a) Reporting

Pursuant to Section 16(a) of the Exchange Act, Tripadvisor officers and directors and persons who beneficially own more than 10% of the registered class of a registered class of Tripadvisor’s equity securities are required to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) with the SEC. Such persons are required by the rules of the SEC to furnish Tripadvisor with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to the Company and/or written representations that no additional forms were required, Tripadvisor believes that all of the Company’s directors, officers and 10% beneficial holders complied with all of the reporting requirements applicable to them with respect to transactions during 2021, except that a Form 4 for Stephen Kaufer filed April 26, 2021 and Lindsay Nelson filed June 14, 2021 were both filed one day late.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval or Ratification of Related Person Transactions

Pursuant to the Company’s Related Party Transactions Policy, we will enter into or ratify a “related person transaction” only when it has been approved by the Audit Committee of the Board, in accordance with its written charter. Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock or immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. Related person transactions are transactions that meet the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person or entity has a direct or indirect material interest). When a potential related person transaction is identified, management presents it to the Audit Committee to determine whether to approve or ratify. When determining whether to approve, ratify, disapprove or reject any related person transaction, the Audit Committee considers all relevant factors, including the extent of the related person’s interest in the transaction, whether the terms are commercially reasonable and whether the related person transaction is consistent with the best interests of Tripadvisor and our stockholders.

The legal and accounting departments work with business units throughout Tripadvisor to identify potential related person transactions prior to execution. In addition, we take the following steps with regard to related person transactions:

•

On an annual basis, each director, director nominee and executive officer of Tripadvisor completes a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with us during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest.

•

Each director, director nominee and executive officer is expected to promptly notify our legal department of any direct or indirect interest that such person or an immediate family member of such person had, has or may have in a transaction in which we participate.

•	Tripadvisor monitors its accounts payable, accounts receivable and other databases to identify any other potential related person transactions that may require disclosure.
•	Any reported transaction that our legal department determines may qualify as a related person transaction is referred to the Audit Committee.

If any related person transaction is not approved, the Audit Committee may take such action as it may deem necessary or desirable in the best interests of Tripadvisor and our stockholders.

Related Person Transactions

On August 27, 2014, the entire beneficial ownership of our common stock and Class B common stock held by Liberty was transferred to LTRIP. Simultaneously, Liberty, LTRIP’s former parent company, distributed, by means of a dividend, to the holders of its Liberty Ventures common stock, Liberty’s entire equity interest in LTRIP. We refer to this transaction as the “Liberty Spin-Off”. As a result of the Liberty Spin-Off, effective August 27, 2014, LTRIP became a separate, publicly traded company holding 100% of Liberty’s interest in Tripadvisor.

As of the record date, LTRIP beneficially owned 16,445,894 shares of our common stock and 12,799,999 shares of our Class B common stock, which shares constitute 13.0% of the outstanding shares of common stock and 100% of the outstanding shares of Class B common stock. Assuming the conversion of all of LTRIP’s shares of Class B common stock into common stock, LTRIP would beneficially own 20.9% of the outstanding common stock (calculated in accordance with Rule 13d-3). Because each share of Class B common stock is entitled to ten votes per share and each share of common stock is entitled to one vote per share, LTRIP may be deemed to beneficially own equity securities representing 56.7% of our voting power. As a result, LTRIP is effectively able to control the outcome of all matters submitted to a vote or for the consent of Tripadvisor’s stockholders (other than with respect to the election by the holders of Tripadvisor common stock of 25% of the members of Tripadvisor’s Board and matters as to which Delaware law requires a separate class vote).

On November 6, 2019, the Company announced a strategic partnership to expand global cooperation, including a joint venture, global content agreements and governance agreement with Trip.com. First, Ctrip Investment Holding Ltd., a subsidiary of Trip.com Group, has entered into a joint venture with TripAdvisor’s subsidiary TripAdvisor Singapore Private Limited pursuant to which the joint venture will operate globally as TripAdvisor China. Second, Trip.com Group and TripAdvisor have entered into global content agreements providing for distribution of selected TripAdvisor content on major Trip.com Group brands, including Trip.com, Skyscanner and Qunar. On June 1, 2021 Trip.com and Tripadvisor agreed to expand their strategic partnership to include Tripadvisor Plus. Initially, Trip.com would provide access to preferential pricing on at least 10,000 properties to benefit the Tripadvisor Plus offering, Tripadvisor's new, direct-to-consumer subscription service. Concurrently, Trip.com was granted approval under the Governance Agreement to sell a portion of its holdings in Tripadvisor, which at April 18, 2022 consisted of approximately 6.95 million shares, to meet its corporate needs. Sales by Trip.com occurred in multiple tranches throughout 2021. Trip.com relinquished its contractual right under the Governance Agreement to nominate a director to the Tripadvisor Board of Directors, which position has been held by Trip.com Group CEO, Jane Sun. However, as an indication of the commitment to the ongoing relationship between the companies, Ms. Sun continues to serve on the Tripadvisor board.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

Tripadvisor files annual, quarterly and current reports, proxy statements and other information with the SEC. Tripadvisor’s filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Tripadvisor’s SEC filings are also available to the public from commercial retrieval services.

The SEC allows Tripadvisor to “incorporate by reference” the information that Tripadvisor’s files with the SEC, which means that Tripadvisor can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement.

ANNUAL REPORTS

Tripadvisor’s Annual Report to Stockholders for 2022, which includes our 2022 Annual Report (not including exhibits), is available at http://ir.Tripadvisor.com/annual-proxy.cfm. Upon written request to Tripadvisor, Inc., 400 1st Avenue, Needham, Massachusetts 02494, Attention: Secretary, Tripadvisor will provide, without charge, an additional copy of Tripadvisor’s 2021 Annual Report on Form 10-K. Tripadvisor will furnish any exhibit contained in the 2021 Annual Report upon payment of a reasonable fee. Stockholders may also review a copy of the 2021 Annual Report (including exhibits) by accessing Tripadvisor’s corporate website at www.Tripadvisor.com or the SEC’s website at www.sec.gov.

PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT THE

2022 ANNUAL MEETING

Stockholders who wish to have a proposal considered for inclusion in Tripadvisor’s proxy materials for presentation at the 2023 Annual Meeting of Stockholders must ensure that their proposal is received by Tripadvisor no later than December 29, 2022, at its principal executive offices at 400 1st Avenue, Needham, Massachusetts 02494, Attention: Secretary. The proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Stockholders who intend to present a proposal at the 2023 Annual Meeting of Stockholders without inclusion of the proposal in Tripadvisor’s proxy materials are required to provide notice of such proposal to Tripadvisor at its principal executive offices no later than March 15, 2023. Tripadvisor reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

If you share an address with any of our other stockholders, your household might receive only one copy of the Proxy Statement, 2021 Annual Report and Notice, as applicable. To request individual copies of any of these materials for each stockholder in your household, please contact Tripadvisor, Inc., 400 1st Avenue, Needham, Massachusetts 02494, Attention: Secretary, or call us at (781) 800-5000. We will deliver copies of the Proxy Statement, 2021 Annual Report and/or Notice promptly following your request. To ask that only one copy of any of these materials be mailed to your household, please contact your broker.

Needham, Massachusetts

April 28, 2022

Your Vote Counts! TRIPADVISOR, INC. 2022 Annual Meeting Vote by June 13, 2022 1 1 •59 PM ET TRIPADVISOR, INC. 400 1ST AVENUE NEEDHAM, MA 02494 You invested in TRIPADVISOR, INC. and it's time to vote! You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on June 14, 2022. Get informed before you vote View the Combined Document online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 31 , 2022. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.  Smartphone users Vote Virtually at the Meeting* Point your camera here and June 14, 2022 vote without entering a 1 1 :00 AM EDT control number Virtually at: www.virtualshareholdermeeting.com/TRlP2022 *Please check the meeting materials for any special requirements for meeting attendance.

Vote at www.ProxyVote.com THIS IS NOT A VOTABLE BALLOT This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters. Board Voting Items Recommends 1 Election of Directors Nominees: 01) Gregory B. Maffei 05) 02) Stephen Kaufer 06) 03) Jay C. Hoag 07) 04) Betsy L. Morgan 08) M. Greg O'Hara Jeremy Philips Albert E. Rosenthaler Jane Sun 09) Trynka Shineman Blake 10) Robert S. Wiesenthal OFor 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and OFor 3. To consider and act upon any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof. OFor NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Sign up for E-delivery".

TRIPADVISOR, INC.
400 1ST AVENUE
NEEDHAM, MA 02494

SCAN TO
VIEW MATERIALS & VOTE

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR each nominee listed below:	☐	☐	☐

____

1. Election of Directors

Nominees

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000570666_1 R1.0.0.24

SCAN TO  VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above TRIPADVISOR, INC. 400 1ST AVENUE Use the Internet to transmit your voting instructions and for electronic delivery of NEEDHAM, MA 02494 information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction   form. During The Meeting - Go to www.virtualshareholdermeeting.com/TRIP2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and 3. To consider and act upon any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors recommends you vote FOR each nominee listed below: 1. Election of Directors Nominees 01) Gregory B. Maffei 02) Stephen Kaufer 03) Jay C. Hoag 04) Betsy L. Morgan 05) M. Greg O'Hara 06) Jeremy Philips 07) Albert E. Rosenthaler 08) Jane Sun 09) Trynka Shineman Blake 10) Robert S. Wiesenthal To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000570666_1 R1.0.0.24 For Withhold For All All All Except THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

For comments and/or address changes, please send them via email to: ir@tripadvisor.com Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com TRIPADVISOR, INC. TRIPADVISOR, INC. Annual Meeting of Stockholders June 14, 2022 11:00 am ET This proxy is solicited by the Board of Directors The stockholder(s) hearby appoint(s) Steve Kaufer and Linda C. Frazier, or either of them as proxies, each with the power to appoint their substitute, and hearby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TRIPADVISOR, INC., that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:.. am, Eastern Time on June 14, 2022, live via webcast at www.virtualshareholdermeeting.com/TRIP2022, and any adjournment or postponement thereof.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.  Continued and to be signed on reverse side.